Blue Sphere Corporation S-1/A

Exhibit 10.61

POWER PURCHASE AGREEMENT

THIS POWER PURCHASE AGREEMENT (this “Agreement”) is entered into as of May 26, 2011 (the “Agreement Date”), by and between The Narragansett Electric Company, d/b/a National Grid, a Rhode Island corporation (“Buyer”), and Orbit Energy Rhode Island, LLC, a Rhode Island limited liability company (“Seller”). Buyer and Seller are individually referred to herein as a “Party” and are collectively referred to herein as the “Parties.”

WHEREAS, Seller is developing the Johnston, Rhode Island generating facility fueled by biogas produced through high solids anaerobic digestion which is more fully described in Exhibit A hereto (the “Facility”), which shall qualify as a Newly Developed Renewable Energy Resource (hereafter defined); and

WHEREAS, Buyer is authorized under R.I.G.L. ch. 39-26.1 to enter into long-term contracts for the purchase of energy, capacity and renewable energy certificates from a renewable generator meeting the requirements of that statute; and

WHEREAS, Buyer and Seller desire to enter into this Agreement whereby Buyer shall purchase from Seller all Products (as defined herein) generated by or associated with the Facility;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS

In addition to terms defined in the recitals hereto, the following terms shall have the meanings set forth below. Any capitalized terms used in this Agreement and not defined herein shall have the same meaning as ascribed to such terms under the ISO-NE Practices and ISO-NE Rules.

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with, such first Person.

“Agreement” shall have the meaning set forth in the first paragraph of this Agreement.

“Agreement Date” shall have the meaning set forth in the first paragraph hereof.

“Bundled Price” shall have the meaning set forth in Exhibit E hereof.

“Business Day” shall mean a day on which Federal Reserve member banks in New York, New York are open for business; and a Business Day shall start at 8:00 a.m. and end at 5:00 p.m. Eastern Prevailing Time. Notwithstanding the foregoing, with respect to notices only, a Business Day shall not include the Friday immediately following the U.S. Thanksgiving holiday.

“Buyer’s Taxes” shall have the meaning set forth in Section 5.4(a) hereof.

“Capacity” shall mean all capacity from the Facility as determined by ISO-NE’s Seasonal Claimed Capability rating (or successor or replacement rating used to measure capability) as defined in the ISO-NE Rules that is obligated to deliver and receive payments in the Forward Capacity Market (or its successor market) as set forth in the ISO-NE Rules, including without limitation as both a “New” and an “Existing” Capacity Resource as those terms are used in the ISO-NE Rules; provided that the Capacity shall not exceed the Contract Capacity.

“Capacity Supply Obligations” shall have the meaning set forth in the ISO-NE Rules.

“Cash” shall mean U.S. dollars held by or on behalf of a Party as Posted Collateral hereunder.

“Certificates” shall mean an electronic certificate created pursuant to the Operating Rules of the GIS or any successor thereto to represent the generation attributes of each MWh of Energy generated within the ISO-NE control area and the generation attributes of certain Energy imported into the ISO-NE control area.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time or any successor law, and regulations issued pursuant thereto.

“Collateral Account” shall have the meaning specified in Section 6.5(a)(iii)(B) hereof.

“Collateral Interest Rate” shall mean the rate published in The Wall Street Journal as the “Prime Rate” from time to time (or, if more than one such rate is published, the arithmetic mean of such rates), or, if such rate is no longer published, a successor rate agreed to by Buyer and Seller, in each case determined as of the date the obligation to pay interest arises, but in no event more than the maximum rate permitted by applicable Law in transactions involving entities having the same characteristics as the Parties.

“Collateral Requirement” shall mean at any time the amount of Development Period Security or Operating Period Security required under this Agreement at such time.

“Commercial Operation Date” shall mean the date on which the conditions set forth in Section 3.3(b) have been satisfied, as set out in a written notice from Seller to Buyer.

“Contract Capacity” shall mean 3.2 MW.

“Contract Maximum Amount” shall mean 3.2 MWh per hour of Energy and a corresponding amount of all other Products.

“Contract Year” shall mean the twelve (12) consecutive calendar months starting on the first day of the calendar month following the Commercial Operation Date and each subsequent twelve (12) consecutive calendar month period.

“Contract Value” shall have the meaning set forth in Section 9.3(b) hereof.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Cover Damages” shall mean, with respect to any Delivery Shortfall, an amount equal to (a) the positive net amount, if, any, by which the Replacement Price exceeds the applicable Price that would have been paid pursuant to Section 5.1 and Exhibit E hereof, multiplied by the quantity of that Delivery Shortfall, plus (b) any applicable penalties and other costs assessed by ISO-NE or any other Person against Buyer as a result of Seller’s failure to deliver such Products in accordance with the terms of this Agreement. Buyer shall provide a statement for the applicable period explaining in reasonable detail the calculation of any Cover Damages.

“Credit Support” shall have the meaning specified in Section 6.2(d) hereof.

“Credit Support Delivery Amount” shall have the meaning specified in Section 6.3 hereof.

“Credit Support Return Amount” shall have the meaning specified in Section 6.4 hereof.

“Critical Milestones” shall have the meaning set forth in Section 3.1 hereof.

“Custodian” shall have the meaning specified in Section 6.5(a)(i) hereof.

“Day Ahead Energy Market” shall have the meaning set forth in the ISO-NE Rules.

“Default” shall mean any event or condition which, with the giving of notice or passage of time or both, could become an Event of Default.

“Defaulting Party” shall mean the Party with respect to which a Default or Event of Default has occurred.

“Deliver” or “Delivery” shall mean with respect to (i) Energy, to supply Energy into Buyer’s ISO-NE account at the Delivery Point in accordance with the terms of this Agreement and the rules of the Interconnecting Utility, (ii) RECs, to supply RECs in accordance with Section 4.7(e) and (iii) Capacity, delivery consistent with Section 4.8.

“Delivery Point” shall mean the Facility’s busbar on Seller’s side of the interconnection point with Buyer’s distribution system located within the Facility substation, the currently contemplated location of which is shown as the revenue meter location in Exhibit G. Not later than the date on which the Interconnecting Utility determines the Interconnection Cost Adjustment as set forth in Exhibit E, Buyer and Seller shall agree on any changes to Exhibit G to reflect the final location of the Delivery Point and shall amend this Agreement to attach a revised Exhibit G reflecting any such changes.

“Delivery Shortfall” shall have the meaning set forth in Section 4.3 hereof.

“Development Period Security” shall have the meaning set forth in Section 6.2(a) hereof

“Determination Date” shall have the meaning set forth in Section 2.2(e) hereof. “Disputing Party” shall have the meaning set forth in Section 6.6(a) hereof

“Eastern Prevailing Time” shall mean either Eastern Standard Time or Eastern Daylight Savings Time, as in effect from time to time.

“Effective Date” shall have the meaning set forth in Section 2.1 hereof

“Energy” shall mean electric “energy,” as such term is defined in the ISO-NE Tariff, generated by the Facility as measured in kWh (unless otherwise noted) in Eastern Prevailing Time, less such Facility’s station service use, generator lead losses and transformer losses, which quantity for purposes of this Agreement will never be less than zero.

“Environmental Attributes” shall mean any and all generation attributes under the Renewable Energy Standard and/or under any and all other international, federal, regional, state or other law, rule, regulation, bylaw, treaty or other intergovernmental compact, decision, administrative decision, program (including any voluntary compliance or membership program), competitive market or business method (including all credits, certificates, benefits, and emission measurements, reductions, offsets and allowances related thereto) that are attributable, now or in the future, to the favorable generation or environmental attributes of the Facility or the Products produced by the Facility, up to and including the Contract Maximum Amount, during the Services Term, to: (a) any such credits, certificates, benefits, offsets and allowances computed on the basis of the Facility’s generation using renewable technology or displacement of fossil-fuel derived or other conventional energy generation; (b) any Certificates issued pursuant to the GIS in connection with Energy generated by the Facility; and (c) any voluntary emission reduction credits obtained by Seller in accordance with the terms of this Agreement in connection with the generation of Energy by the Facility; provided, however, that Environmental Attributes shall not include: (i) any state or federal production tax credits; (ii) any state or federal investment tax credits or other tax credits associated with the construction or ownership of the Facility; (iii) any cash payments or grants made in lieu of such tax credits; (iv) any state or federal tax credit or cash grant introduced after the date of this Agreement intended to supplement, replace or enhance the tax credits described in the foregoing clauses (i), (ii) or (iii); (v) any depreciation deductions permitted under the Code with respect to the Facility (including any bonus or accelerated depreciation); or (vi) any state, federal or private Financing, grants, guarantees or other credit support relating to the development, construction, ownership, operation or maintenance of the Facility.

“Escalation Date” shall have the meaning set forth in Section 5.1(b) hereof “Escalation Rate” shall mean two percent (2%) per annum.

“Escalation Rate” shall mean two percent (2%) per annum.

“Event of Default” shall have the meaning set forth in Section 9.1 hereof and shall include the events and conditions described in Section 9.1 and Section 9.2 hereof.

“Extended Term” shall have the meaning set forth in Section 2.2(e) hereof. “Extension Price” shall have the meaning set forth in Exhibit E hereto.

“Extension Regulatory Approval” shall mean approval by the PUC or any other applicable Governmental Entity of the extension of this Agreement pursuant to Section 2.2(e), without material modification or conditions, to the extent Buyer determines such approval is required in its sole discretion, which approval shall include without limitation all regulatory authorizations required by the PUC or any other applicable Governmental Entity under then-applicable law, including the recovery by Buyer of its costs incurred under this Agreement during the entire Extended Term , which approval shall be final and not subject to appeal or rehearing and shall be acceptable to Buyer in its sole discretion.

“EWG” shall mean an exempt wholesale generator under 15 U.S.C. § 79z-5a, as amended from time to time.

“Facility” shall have the meaning set forth in the Recitals.

“FERC” shall mean the United States Federal Energy Regulatory Commission, and shall include its successors.

“Financial Closing Date” shall mean the date of signing of the initial agreements for any Financing of the Facility.

“Financing” shall mean indebtedness, whether secured or unsecured, loans, guarantees, notes, equity, convertible debt, sale-leaseback or other tax-equity transactions, bond issuances, recapitalizations and all similar financing or refinancing.

“Force Majeure” shall have the meaning set forth in Section 10.1(a) hereof.

“Forward Capacity Auction” shall have the meaning set forth in the ISO-NE Rules. “Forward Capacity Market” shall have the meaning set forth in the ISO-NE Rules.

“Generator Maintenance Outages” shall have the meaning set forth in the ISO-NE Rules.

“Generator Planned Outages” shall have the meaning set forth in the ISO-NE Rules.

“Generation Unit” shall mean a facility that converts a fuel or an energy resource into electrical energy.

“GIS” shall mean the New England Power Pool Generation Information System or any successor thereto, which includes a generation information database and certificate system, operated by NEPOOL, its designee or successor entity, that accounts for generation attributes of electricity generated or consumed within New England.

“Good Utility Practice” shall mean compliance with all applicable laws, codes and regulations, all ISO-NE Rules and ISO-NE Practices, and any practices, methods and acts engaged in or approved by a significant portion of the electric industry in New England during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision is made, could have been expected to accomplish the desired result consistent with good business practices, reliability, safety and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather is intended to include acceptable practices, methods and acts generally accepted in the industry in New England.

“Governmental Entity” shall mean any federal, state or local governmental agency, authority, department, instrumentality or regulatory body, and any court or tribunal, with jurisdiction over Seller, Buyer or the Facility.

“Initial Services Term” shall have the meaning set forth in Section 2.2(b) hereof.

“Interconnecting Utility” shall mean the utility (which may or may not be Buyer or an Affiliate of Buyer) providing interconnection service for the Facility to the transmission or distribution system of that utility.

“Interconnection Agreement” shall mean an agreement between Seller and the Interconnecting Utility regarding the interconnection of the Facility to the transmission or distribution system of the Interconnecting Utility, as the case may be, as the same may be amended from time to time.

“Interconnection Cost Adjustment” shall have the meaning set forth in Exhibit E hereto.

“Interconnection Point” shall have the meaning set forth in the Interconnection Agreement.

“Interest Amount” shall mean with respect to a Party and an Interest Period, the sum of the daily interest amounts for all days in such Interest Period; each daily interest amount to be determined by such Party as follows: (a) the amount of Cash held by such Party on that day (but excluding any interest previously earned on such Cash); multiplied by (b) the Collateral Interest Rate for that day; divided by (c) 360.

“Interest Period” shall mean the period from (and including) the last Business Day on which an Interest Amount was Transferred by Buyer (or if no Interest Amount has yet been Transferred by Buyer, the Business Day on which Cash was Transferred to Seller) to (but excluding) the Business Day on which the current Interest Amount is to be Transferred.

“Internal Bilateral Transaction” means the purchase or sale of electric energy or regulation obligations between two market participants internal to NEPOOL.

“ISO” or “ISO-NE” shall mean ISO New England Inc., the independent system operator established in accordance with the RTO arrangements for New England, or its successor.

“ISO-NE Practices” shall mean the ISO-NE practices and procedures for delivery and transmission of energy and capacity and capacity testing in effect from time to time and shall include, without limitation, applicable requirements of the NEPOOL Agreement, and any applicable successor practices and procedures.

“ISO-NE Rules” shall mean all rules and procedures adopted by NEPOOL, ISO-NE, or the RTO, and governing wholesale power markets and transmission in New England, as such rules may be amended from time to time, including but not limited to, the ISO-NE Tariff, the Market Rules (as defined in the ISO-NE Tariff), the ISO-NE Operating Procedures (as defined in the ISO-NE Tariff), the ISO-NE Planning Procedures (as defined in the ISO-NE Tariff), the Transmission Operating Agreement (as defined in the ISO-NE Tariff), the Participants Agreement, the manuals, procedures and business process documents published by ISO-NE via its web site and/or by its e-mail distribution to appropriate NEPOOL participants and/or NEPOOL committees, as amended, superseded or restated from time to time.

“ISO-NE Tariff” shall mean ISO-NE’s Transmission, Markets and Services Tariff, FERC Electric Tariff No. 3, as amended from time to time.

“ISO-NE Settlement Market System” shall have the meaning as set forth in the ISO-NE Tariff.

“kW” shall mean a kilowatt.

“kWh” shall mean a kilowatt-hour.

“Late Payment Rate” shall have the meaning set forth in Section 5.3 hereof.

“Law” shall mean all federal, state and local statutes, regulations, rules, orders, executive orders, decrees, policies, judicial decisions and notifications, including without limitation those pertaining to public health, pollution, natural resources or the environment.

“Lender” shall mean any party providing Financing for the development, construction, and ownership of the Facility, or any refinancing of that Financing, and shall include any assignee or transferee of such a party and any trustee, collateral agent or similar entity acting on behalf of such a party.

“Letter of Credit” shall mean an irrevocable, non-transferable, standby letter of credit, issued by a Qualified Institution utilizing a form acceptable to the Party in whose favor such letter of credit is issued. All costs relating to any Letter of Credit shall be for the account of the Party providing that Letter of Credit.

“Letter of Credit Default” shall mean with respect to an outstanding Letter of Credit, the occurrence of any of the following events (a) the issuer of such Letter of Credit shall fail to be a Qualified Institution; (b) the issuer of the Letter of Credit shall fail to comply with or perform its obligations under such Letter of Credit if such failure shall be continuing after the lapse of any applicable grace period; (c) the issuer of the Letter of Credit shall disaffirm, disclaim, repudiate or reject, in whole or in part, or challenge the validity of, such Letter of Credit; or (d) the Letter of Credit shall expire or terminate or have a Value of $0 at any time the Party on whose account that Letter of Credit is issued is required to provide Credit Support hereunder and that Party has not Transferred replacement Credit Support meeting the requirements of this Agreement; provided, however, that no Letter of Credit Default shall occur in any event with respect to a Letter of Credit after the time such Letter of Credit is required to be cancelled or returned in accordance with the terms of this Agreement.

“Market Participant” shall have the meaning set forth in the ISO-NE Rules.

“Meters” shall have the meaning set forth in Section 4.6(a) hereof.

“Moody’s” shall mean Moody’s Investors Service, Inc., and any successor thereto. “MW” shall mean a megawatt.

“MWh” shall mean a megawatt-hour (one MWh shall equal 1,000 kWh).

“NEPOOL” shall mean the New England Power Pool and any successor organization.

“NEPOOL Agreement” shall mean the Second Amended and Restated New England Power Pool Agreement dated as of February 1, 2005, as amended and/or restated from time to time.

“NERC” shall mean the North American Electric Reliability Council and shall include any successor thereto.

“Network Upgrades” shall mean any upgrades to the Pool Transmission Facilities and the Transmission Provider’s transmission and distribution systems, including any System Modifications under the Interconnection Agreement, necessary for Delivery of the Energy to the Delivery Point, including those that are necessary for the Facility’s Capacity to be recognized as a Capacity Resource pursuant to the ISO-NE Rules, as determined and identified in the interconnection study approved in connection with construction of the Facility.

“Newly Developed Renewable Energy Resource” shall mean, pursuant to R.I.G.L. § 39-26.1-2(6), an electrical generation unit that uses exclusively an eligible renewable energy resource (as defined under R.I.G.L. § 39-26-5), and either (x) has neither begun operation, nor have the developers of the unit implemented investment or lending agreements necessary to finance the construction of the unit or (y) is located within the state of Rhode Island and obtained project financing on or after January 1, 2009.

“Node” shall have the meaning set forth in the ISO-NE Rules.

“Non-Defaulting Party” shall mean the Party with respect to which a Default or Event of Default has not occurred.

“Non-Peak Months” shall mean the months of September, October, April and May. “Notification Time” shall mean 1:00 p.m. Eastern Prevailing Time on a Business Day. “Obligations” shall have the meaning specified in Section 6.1 hereof.

“Operating Period Security” shall have the meaning set forth in Section 6.2(b) hereof.

“Operational Limitations” of the Facility are the parameters set forth in Exhibit A describing the physical limitations of the Facility, including the time required for start-up, the limitation on the number of scheduled start-ups per Contract Year and the minimum operating limit(s) for the Facility.

“Party” and “Parties” shall have the meaning set forth in the first paragraph of this Agreement.

“Permits” shall mean any permit, authorization, license, order, consent, waiver, exception, exemption, variance or other approval by or from, and any filing, report, certification, declaration, notice or submission to or with, any Governmental Entity required to authorize action, including any of the foregoing relating to the ownership, siting, construction, operation, use or maintenance of the Facility under any applicable Law.

“Person” shall mean an individual, partnership, corporation, limited liability company, limited liability partnership, limited partnership, association, trust, unincorporated organization, or a government authority or agency or political subdivision thereof.

“Pool Transmission Facilities” has the meaning given that term in the ISO-NE Rules.

“Posted Collateral” shall mean all Credit Support and all proceeds thereof that have been Transferred to or received by a Party under this Agreement and not Transferred to the Party providing the Credit Support or released by the Party holding the Credit Support. Any Interest Amount or portion thereof not Transferred will constitute Posted Collateral in the form of Cash.

“Price” shall mean the purchase price(s) for Products referenced in Section 5.1 hereof and Exhibit E hereto.

“Products” shall mean Energy, Capacity and RECs; provided, however, that Energy, Capacity and RECs generated by the Facility in excess of the Contract Maximum Amount or during any Test Period shall not be deemed Products.

“Projected Annual Energy Output” shall mean the historic average of actual generation of the Facility since the Commercial Operation Date or, solely for the period up to and including the Contract Year immediately after the Contract Year in which the Commercial Operation Date occurred, 23,160 MWh, in each case in MWh per Contract Year.

“PUC” shall mean the Rhode Island Public Utilities Commission and shall include its successors.

“QF” shall mean a cogeneration or small power production facility which meets the criteria as defined in Title 18, Code of Federal Regulations, §§ 292.201 through 292.207, as amended from time to time.

“Qualified Institution” shall mean a major U.S. commercial bank or trust company, the U.S. branch office of a foreign bank, or another financial institution, in any case, organized under the laws of the United States or a political subdivision thereof having assets of at least $10 billion and a credit rating of at least (A) “A2” from Moody’s or “A” from S&P, if such entity is rated by both S&P and Moody’s or (B) “A” by S&P or “A2” by Moody’s, if such entity is rated by either S&P or Moody’s but not both.

“Real-Time Energy Market” shall have the meaning as set forth in the ISO-NE Rules.

“Reference Market-Maker” shall mean a leading dealer in the relevant market that is selected in a commercially reasonable manner and is not an affiliate of either party.

“Regulatory Approval” shall mean the PUC’s approval of this Agreement without material modification or conditions pursuant to R.I.G.L. §§ 39-26.1-3 through 39-26.1-5 and the regulations promulgated thereunder, including the recovery by Buyer of its costs incurred under this Agreement and remuneration equal to 2.75 percent (2.75%) of Buyer’s actual annual payments under this Agreement pursuant to R.I.G.L. § 39-26.1-4, which approval shall be final and not subject to appeal or rehearing and shall be acceptable to Buyer in its sole discretion.

“Rejected Purchase” shall have the meaning set forth in Section 4.4 hereof.

“Renewable Energy Certificates” or “RECs” shall mean all of the Certificates and any and all other Environmental Attributes associated with the Products or otherwise produced by the Facility which conform with the eligibility criteria set forth in the applicable Rhode Island regulations and are eligible to satisfy the Renewable Energy Standard, and shall represent title to and claim over all Environmental Attributes associated with the specified MWh of generation from such Newly Developed Renewable Energy Resource.

“Renewable Energy Standard” shall mean the requirements established pursuant to R.I.G.L. § 39-26-1 et seq. and the regulations promulgated thereunder that requires all retail electricity sellers in Rhode Island (except Block Island Power Company and Pascoag Utility District) to provide a minimum percentage of electricity from eligible renewable energy resources, and such successor laws and regulations as may be in effect from time to time.

“Replacement Energy” shall mean Energy purchased by Buyer as replacement for any Delivery Shortfall.

“Replacement Price” shall mean the price at which Buyer, acting in a commercially reasonable manner, purchases Replacement Energy and Replacement RECs plus (i) transaction and other administrative costs reasonably incurred by Buyer in purchasing such Replacement Energy and Replacement RECs and (ii) additional transmission charges, if any, reasonably incurred by Buyer to transmit Replacement Energy to the Delivery Point; provided, however, that (a) in no event shall Buyer be required to utilize or change its utilization of its owned or controlled assets, contracts or market positions to minimize Seller’s liability, (b) Buyer shall have no obligation to purchase Replacement Energy and/or Replacement RECs, and (c) if Buyer does not purchase Replacement Energy and/or Replacement RECs, the market value of Energy and/or RECs at the time of the Delivery Shortfall (as reasonably determined by Buyer) will replace the price at which Buyer purchases Energy and/or Replacement RECs in the calculation of the Replacement Price.

“Replacement RECs” shall mean any generation or environmental attributes, including any Certificates or other certificates or credits related thereto reflecting generation by a Newly Developed Renewable Energy Resource that are purchased by Buyer as replacement for any Delivery Shortfall.

“Request Date” shall have the meaning set forth in Section 6.6(a) hereof. “Requesting Party” shall have the meaning set forth in Section 6.6(a) hereof.

“Resale Damages” shall mean, with respect to any Rejected Purchase, an amount equal to (a) the positive net amount, if any, by which the applicable Price that would have been paid pursuant to Section 4.4 hereof for such Rejected Purchase, had it been accepted, exceeds the Resale Price multiplied by the quantity of that Rejected Purchase, plus (b) any applicable penalties assessed by ISO-NE or any other Person against Seller as a result of Buyer’s failure to accept such Products. Seller shall provide a written statement explaining in reasonable detail the calculation of any Resale Damages.

“Resale Price” shall mean the price at which Seller, acting in a commercially reasonable manner, sells or is paid for a Rejected Purchase, plus transaction and other administrative costs reasonably incurred by Seller in re-selling such Rejected Purchase; provided, however, that in no event shall Seller be required to utilize or change its utilization of the Facility or its other assets, contracts or market positions in order to minimize Buyer’s liability for such Rejected Purchase.

“Rounding Amount” shall have the meaning specified in Section 6.2(c) hereof.

“RTO” shall mean ISO-NE and any successor organization or entity to ISO-NE, as authorized by FERC to exercise the functions pursuant to the FERC’s Order No. 2000 and FERC’s corresponding regulations, or any successor organization, or any other entity authorized to exercise comparable functions in subsequent orders or regulations of FERC.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., and any successor thereto.

“Schedule” or “Scheduling” shall mean the actions of Seller and/or its designated representatives pursuant to Section 4.2, of notifying, requesting and confirming to ISO-NE the quantity of Energy to be delivered on any given day or days (or in any given hour or hours) during the Services Term at the Delivery Point.

“Seasonal Claimed Capacity” shall mean the maximum dependable load carrying ability of the Facility in the summer or winter, excluding capacity required for use by the Facility, as determined by ISO-NE pursuant to the ISO-NE Rules.

“Seller’s Taxes” shall have the meaning set forth in Section 5.4(a) hereof.

“Services Term” shall have the meaning set forth in Section 2.2(b) hereof.

“Substitute Credit Support” shall have the meaning assigned in Section 6.5(f) hereof.

“Supply Forecast” shall have the meaning set forth in Section 9.3(b) hereof.

“Term” shall have the meaning set forth in Section 2.2(a) hereof.

“Termination Payment” shall have the meaning set forth in Section 9.3(b) hereof.

“Test Period” shall have the meaning set forth in Section 4.9 hereof.

“Test REC Price” shall mean, during the Test Period, the average of two (2) broker quotes for the average sale price of Certificates generated by a Newly Developed Renewable Energy Resource obtained by Seller from brokers that normally trade in such Certificates, having at least one (1) year of experience in trading Certificates and that are not Affiliates of either Party, in each case for the month in which the RECs at issue were delivered to Buyer.

“Transfer” shall mean, with respect to any Posted Collateral or Interest Amount, and in accordance with the instructions of the Party entitled thereto:

(a)       in the case of Cash, payment or transfer by wire transfer into one or more bank accounts specified by the Party to whom such Cash is being delivered; an

(b)       in the case of Letters of Credit, delivery of the Letter of Credit or an amendment thereto to the Party to whom such Letter of Credit is being delivered.

“Transmission Provider” shall mean (a) ISO-NE, its respective successor or Affiliates; (b) Buyer; or (c) such other third parties from whom transmission services are necessary for Seller to fulfill its performance obligations to Buyer hereunder, as the context requires.

“Unit Contingent” means that Seller is obligated to deliver Products only to the extent that the Facility operates and generates Products.

“Valuation Agent” means the Requesting Party; provided, however, that that in all cases, if an Event of Default has occurred and is continuing with respect to the Party designated as the Valuation Agent, then in such case, and for so long as the Event of Default continues, the other Party shall be the Valuation Agent.

“Valuation Date” shall mean each Business Day.

“Valuation Percentage” shall have the meaning specified in Section 6.2(d) hereof.

“Valuation Time” shall mean the close of business on the Business Day before the Valuation Date or date of calculation, as applicable.

“Value” shall mean, with respect to Posted Collateral or Credit Support, the Valuation Percentage multiplied by the amount then available under the Letter of Credit to be unconditionally drawn by Buyer.

2.	EFFECTIVE DATE; CONDITIONS; TERM

2.1.        Effective Date. The “Effective Date” shall be the date that the conditions described in Section 8.1 hereof has been satisfied or waived by Buyer (unless this Agreement is terminated prior to that date in accordance with its terms).

2.2.        Term.

(a)        The “Term” of this Agreement is the period beginning on the Agreement Date and ending upon the final settlement of all obligations hereunder after the expiration of the Services Term or the earlier termination of this Agreement in accordance with its terms.

(b)        The “Services Term” is the period during which Buyer is obligated to purchase Products Delivered to Buyer by Seller (not including any Energy and RECs Delivered during the Test Period under Section 4.9), commencing on the Commercial Operation Date and continuing for a period of fifteen (15) years from the Commercial Operation Date (subject to extension of the Services Term for the Extended Term pursuant to Section 2.2(e)), unless this Agreement is earlier terminated in accordance with the provisions hereof. The initial 15-year Services Term, prior to any extension thereof pursuant to Section 2.2(e), is referred to herein as the “Initial Services Term.”

(c)        At the expiration of the Initial Services Term under Section 2.2(b), the Parties shall no longer be bound by the terms and provisions hereof (including, without limitation, any payment obligation hereunder), except (i) to the extent necessary to provide invoices and make payments or refunds with respect to Products delivered prior to such expiration or termination, (ii) to the extent necessary to enforce the rights and the obligations of the Parties arising under this Agreement before such expiration or termination, (iii) as set forth in Section 2.2(d) and Section 2.2(e) and (iv) the obligations of the Parties hereunder with respect to confidentiality and indemnification shall survive the expiration or termination of this Agreement.

(d)        At the expiration of the Initial Services Term, Buyer shall have the right, exercisable in Buyer’s sole discretion, to negotiate in good faith with Seller for no more than sixty (60) days, the terms of the sale of such Energy, Capacity and/or RECs generated by the Facility (or a portion thereof, as selected by Buyer) to Buyer or its designee on an exclusive basis. If Buyer wishes to enter into such negotiation, Buyer shall notify Seller of such decision at least one hundred eighty (180) days prior to the expiration of the Initial Services Term, and such negotiations shall commence at least one hundred fifty (150) days prior to the expiration of the Initial Services Term. Seller shall supply in a timely manner, information regarding the Facility which is customary to allow Buyer to perform due diligence and to negotiate in good faith for the purchase of such Energy, Capacity and RECs.

(e)        Without limiting the rights of Buyer under Section 2.2(d), Buyer shall have the right, exercisable in Buyer’s sole discretion, to extend the Services Term and the term during which Buyer is obligated to purchase the Products pursuant to this Agreement for an additional six (6) years (the “Extended Term”), which right shall be exercisable by sending a written notice from Buyer to Seller not later than ninety (90) days prior to the fourteenth (14th) anniversary of the Commercial Operation Date (the date that is ninety (90) days prior to the fourteenth (14th) anniversary of the Commercial Operation Date is referred to herein as the “Determination Date”). In the event that Buyer exercises its right under this Section 2.2(e), (i) the Bundled Price for the Extended Term shall be reset to the “Extension Price” as defined in Exhibit E, which shall remain subject to adjustment for the Forward Capacity Market payments described in Exhibit E but shall not be subject to annual escalation pursuant to Section 5.1(b) after the fourteenth (14th) Escalation Date after the Commercial Operation Date, and (ii) all other terms and conditions of this Agreement shall remain unchanged. Seller shall provide Buyer written notice of the Extension Price, as described in Exhibit E, no later than one hundred eighty (180) days prior to the Determination Date. Any extension of the Services Term and Buyer’s purchase obligation under this Agreement pursuant to this Section 2.2(e) shall be subject to Buyer’s receipt of any required Extension Regulatory Approval. In the event that any required Extension Regulatory Approval is not received within 210 days after the Determination Date, the exercise by Buyer of its right to extend the Agreement under this Section 2.2(e) shall be void and of no further force and effect.

3.	FACILITY DEVELOPMENT AND OPERATION

3.1.        Critical Milestones.

(a)        Subject to the provisions of Section 3.1(c), commencing on the Effective Date, Seller shall develop the Facility in order to achieve the following milestones (“Critical Milestones”) on or before the date set forth in this Section 3.1(a):

(i)	receipt of all Permits necessary to construct the Facility, as set forth in Exhibit B, in final form, by the date that is six (6) months after the Effective Date;

(ii)	acquisition of all required real property and other site control rights necessary for construction and operation of the Facility, interconnection of the Facility to the Interconnecting Utility, construction of the Network Upgrades (to the extent it is Seller’s responsibility to do so) and performance of Seller’s obligations under this Agreement as set forth on Exhibit B, by the date that is six (6) months after the Effective Date;

(iii)	closing of Financing required in order for Seller to proceed with the construction of the Facility, including, as applicable, Seller’s financial obligations with respect to interconnection of the Facility to the Interconnecting Utility and construction of the Network Upgrades, by the date that is six (6) months after the Effective Date;

(iv)	issuance of a full notice to proceed by Seller to its general construction contractor and commencement of construction of the Facility by the date that is nine (9) months after the Effective Date;

(v)	execution of agreements by Seller and one or more providers of organic feedstock for the Facility that collectively are adequate to satisfy all of the Facility’s feedstock requirements for the first two years after the Commercial Operation Date by the date that is eighteen (18) months after the Effective Date; and

(vi)	achievement of the Commercial Operation Date by the date that is two (2) years after the Effective Date.

(b)        Seller shall provide Buyer with written notice of the achievement of each Critical Milestone within seven (7) days after that achievement, which notice shall include information demonstrating with reasonable specificity that such Critical Milestone has been achieved. Seller acknowledges that Buyer requires such written notice solely for monitoring purposes, and that nothing set forth in this Agreement shall create or impose upon Buyer any responsibility or liability for the development, construction, operation or maintenance of the Facility.

(c)        Majeure under Section 10.1, Seller may elect to extend all of the dates for the Critical Milestones not yet achieved (i) by one year without posting additional Development Period Security and, (ii) after such initial one-year extension, by up to two additional six-month periods by posting additional Development Period Security of $22,500 for each such six-month period. In no event may Seller exercise the right to extend the Critical Milestone dates under this Section 3.1(c) by more than two (2) years in total, and in no event shall any extension of the Critical Milestone dates as a result of one or more Force Majeure events exceed a cumulative total of twelve (12) months in addition to any extensions under this Section 3.1(c). Any such election under this Section 3.1(c) shall be made in a written notice delivered to Buyer on or prior to the first date for a Critical Milestone that has not yet been achieved (as such date may have previously been extended).

(d)        The Parties agree that time is of the essence with respect to the dates for Critical Milestones (as the same may be extended pursuant to Section 3.1(c)) and is part of the consideration to Buyer in entering into this Agreement.

(e)        If the Facility does not achieve the Commercial Operation Date by the Commercial Operation Date milestone set out in Section 3.1(a)(vi), as may be extended under Section 3.1(c), either Party may terminate this Agreement within sixty (60) days after such date by written notice to the other Party (which termination shall be effective upon delivery of such notice), and upon such termination neither Party will have any further liability to the other hereunder except for obligations arising under Section 6.1 and Article 12.

(f)        If Seller fails to make material progress toward the Commercial Operation Date, as reasonably determined by either Buyer or the PUC based on Seller’s progress with respect to the milestones set forth in Section 3.1(a), within three (3) years after the Agreement Date, Buyer may terminate this Agreement by written notice to Seller delivered within sixty (60) days after the third anniversary of the Agreement Date (which termination shall be effective upon delivery of such notice), and upon such termination neither Party will have any further liability to the other hereunder except for obligations arising under Section 6.1 and Article 12.

3.2.        Construction.

(a)        Progress Reports. At the end of each calendar quarter after the Effective Date and until the Commercial Operation Date, Seller shall provide Buyer with a progress report regarding Critical Milestones not yet achieved, including projected time to completion of the Facility, in accordance with the form attached hereto as Exhibit C, and shall provide supporting documents and detail regarding the same upon Buyer’s request. Seller shall permit Buyer and its advisors and consultants to review and discuss with Seller and its advisors and consultants such progress reports during business hours and upon reasonable notice to Seller.

(b)        Site Access. Buyer and its representatives shall have the right but not the obligation, during business hours and upon reasonable notice to Seller, to inspect the Facility site and monitor the construction of the Facility.

3.3.        Commercial Operation.

(a)        Seller’s obligation to Deliver the Products and Buyer’s obligation to pay Seller for such Products commences on the Commercial Operation Date; provided that Energy, Capacity and RECs generated prior to the Commercial Operation Date shall not be deemed Products.

(b)        The Commercial Operation Date shall occur on the date on which the Facility is substantially completed as described in Exhibit A and capable of regular commercial operation in accordance with Good Utility Practice, the manufacturer’s guidelines for all material components of the Facility, all requirements of the ISO-NE Rules and ISO-NE Practices for the delivery of the Products to Seller have been satisfied, and all performance testing for the Facility has been successfully completed, provided Seller has also satisfied, and continues to satisfy, the following conditions precedent as of such date:

(i)	completion of all transmission and interconnection facilities and any Network Upgrades, including final acceptance and authorization to interconnect the Facility from the Interconnecting Utility in accordance with the Interconnection Agreement;

(ii)	Seller has obtained and demonstrated possession of all Permits required for the lawful construction and operation of the Facility, for the interconnection of the Facility to the Interconnecting Utility (including any Network Upgrades) and for Seller to perform its obligations under this Agreement, including but not limited to Permits related to environmental matters, all as set forth on Exhibit B;

(iii)	Seller has (i) qualified the Facility as an “eligible renewable energy resource” pursuant to Section 5.0 of the Code of Rhode Island Rules 90-060-015 and (ii) otherwise satisfied the requirements for the Facility to be a Newly Developed Renewable Energy Resource;

(iv)	Seller has acquired all real property rights and other site control rights needed to construct and operate the Facility, to interconnect the Facility to the Interconnecting Utility, to construct the Network Upgrades (to the extent that it is Seller’s responsibility to do so) and to perform Seller’s obligations under this Agreement;

(v)	Seller has established all ISO-NE-related accounts and entered into all ISO-NE-related agreements (including without limitation registration of the Facility as a “settlement only generator” in the ISO-NE Settlement Market System) required for the performance of Seller’s obligations in connection with the Facility and this Agreement, which agreements shall be in full force and effect, including the registration of the Facility in the GIS;

(vi)	Seller has provided to Buyer 1.3.9 confirmation from ISO-NE regarding approval of generation entry, has submitted the Asset Registration Form (as defined in ISO-NE Practices) for the Facility to ISO-NE and has taken such other actions as are necessary to effect the transfer of the Energy to Buyer in the ISO-NE Settlement Market System;

(vii)	Seller has caused the Facility to be qualified as an Existing Capacity Resource under the ISO-NE Rules with a Seasonal Capability equal to or greater than the Contract Capacity;

(viii)	Seller has successfully completed all pre-operational testing and commissioning for the Facility in accordance with manufacturer guidelines;

(ix)	Seller has satisfied and continues to satisfy all Critical Milestones that precede the Commercial Operation Date in Section 3.1;

(x)	no Default or Event of Default by Seller shall have occurred and remain uncured;

(xi)	Seller has obtained any and all necessary authorizations from FERC to sell Energy and Capacity from the Facility at market-based rates and shall be in compliance with such authorization; and

(xii)	the Facility, as constructed to date, is under the sole control of Seller (including without limitation with respect to the operation, maintenance and management of the Facility) and is either owned or leased by Seller, and Seller is a party to all material contracts relating to the construction, operation, management and maintenance of the Facility.

3.4.        Operation of the Facility.

(a)        Compliance With Utility Requirements. Seller shall comply with, and cause the Facility to comply with: (i) Good Utility Practice; (ii) the Operational Limitations; and (iii) all applicable rules, procedures, operating policies, criteria, guidelines and requirements imposed by ISO-NE, any Transmission Provider, the Interconnecting Utility, NERC and/or any regional reliability entity, including, in each case, all practices, requirements, rules, procedures and standards related to Seller’s construction, ownership or leasing, operation and maintenance of the Facility and its performance of its obligations under this Agreement (including obligations related to the generation, Scheduling, interconnection and transmission of Energy, the sale of Capacity and the transfer of RECs), whether such requirements were imposed prior to or after the Agreement Date or the Effective Date. Seller shall be solely responsible for registering as the “Generator Owner” and “Generator Operator” of the Facility with NERC and any applicable regional reliability entities.

(b)        Permits. Seller shall maintain in full force and effect all Permits necessary for it to perform its obligations under this Agreement, including all Permits necessary to operate and maintain the Facility.

(c)        Maintenance and Operation of Facility; Outages. Seller shall, at all times during the Term, construct, maintain and operate the Facility in accordance with Good Utility Practice and in accordance with Exhibit A to this Agreement. Seller shall bear all costs related thereto. Seller may contract with other Persons to provide discrete construction, operation and maintenance functions, so long as Seller maintains sole ownership of or the sole leasehold interest in, and overall control over the construction, operation and maintenance of, the Facility throughout the Term. Seller shall use commercially reasonable efforts, consistent with Good Utility Practice, to schedule all Generator Maintenance Outages during Non-Peak Months, and shall schedule all Generator Planned Outages during Non-Peak Months. Seller shall provide Buyer with a schedule setting forth all Generator Planned Outages for the next twelve (12) months no later than January 15th of each calendar year of the Services Term, and shall provide Buyer with notice of any Generator Maintenance Outage within twenty-four (24) hours after Seller schedules such Generator Maintenance Outage.

(d)        Interconnection Agreement. Seller shall comply with the terms and conditions of the Interconnection Agreement.

(e)        ISO-NE Status. Seller shall, at all times during the Term, either: (i) be an ISO-NE “Market Participant” pursuant to the ISO-NE Rules; or (ii) have entered into an agreement with an ISO-NE Market Participant that shall perform all of Seller’s ISO-NE-related obligations in connection with the Facility and this Agreement.

(f)        Forecasts. Commencing at least thirty (30) days prior to the Commercial Operation Date and continuing throughout the Services Term, Seller shall update and deliver to Buyer on a monthly basis and in a form reasonably acceptable to Buyer, twelve (12) month rolling forecasts of Energy production by the Facility, which forecasts shall be prepared in good faith and in accordance with Good Utility Practice based on historical performance, maintenance schedules, Seller’s generation projections and other relevant data and considerations. Any notable changes from prior forecasts or historical energy delivery shall be noted and an explanation provided. The provisions of this section are in addition to Seller’s requirements under ISO-NE Rules and ISO-NE Practices, including ISO-NE Operating Procedure No. 5, and the Transmission Provider’s rules and regulations.

(g)        Eligible Renewable Energy Resource. Seller shall be solely responsible for certifying the Facility with the PUC as a renewable energy resource pursuant to Section 6.0 of the Code of Rhode Island Rules 90-060-015 (as amended from time to time) and maintaining such certification throughout the Services Term; provided, however, that if the Facility ceases to qualify as a renewable energy resource solely as a result of a change in Law, Seller shall only be required to use commercially reasonable efforts to maintain such certification after that change in Law.

(h)        Compliance Reporting. If Buyer is subject to any certification or compliance reporting requirement with respect to the Products delivered to Buyer hereunder, then Seller shall provide any information in its possession (or, if not in Seller’s possession, available to it and not reasonably available to Buyer) requested by Buyer to permit Buyer to comply with any such reporting requirement.

(i)        Insurance. Throughout the Term, and without limiting any liabilities or any other obligations of Seller hereunder, Seller shall secure and continuously carry with an insurance company or companies rated not lower than “A-” by the A.M. Best Company the insurance coverage specified on Exhibit D. Within thirty (30) days prior to the start of each Contract Year, Seller shall provide Buyer with a certified “true and correct” copy of such insurance policies, provisions and endorsements and a certificate of insurance which (i) shall include Buyer as an additional insured on each policy, (ii) shall not include the legend “certificate is not evidence of coverage” or any statement with similar effect, (iii) shall evidence a firm obligation of the insurer to provide Buyer within thirty (30) days prior written notice of coverage modifications, and (iv) shall be endorsed by a Person who has authority to bind the insurer. If any coverage is written on a “claims-made” basis, the certification accompanying the policy shall conspicuously state that the policy is “claims made.”

(j)        Contacts. Each Party shall identify a principal contact or contacts, which contact(s) shall have adequate authority and expertise to make day-to-day decisions with respect to the administration of this Agreement.

(k)        Compliance with Law. Without limiting the generality of any other provision of this Agreement, Seller shall be responsible for complying with all applicable requirements of Law, including all applicable rules, procedures, operating policies, criteria, guidelines and requirements imposed by FERC and any other Governmental Entity, whether imposed pursuant to existing Law or procedures or pursuant to changes enacted or implemented during the Term, including all risks of environmental matters relating to the Facility or the Facility site. Seller shall indemnify Buyer against any and all claims arising out of or related to such environmental matters and against any costs imposed on Buyer as a result of Seller’s violation of any applicable Law, or ISO-NE or NERC requirements. For the avoidance of doubt, Seller shall be responsible for procuring, at its expense, all Permits and governmental approvals required for the construction and operation of the Facility in compliance with Law.

(l)        FERC Status. Seller shall maintain the Facility’s status as a QF or EWG at all times after the Commercial Operation Date and shall obtain and maintain any requisite authority to sell the output, including Energy and Capacity, of the Facility at market-based rates or an exemption from the requirement that it have such authority.

(m)        Emissions. Seller shall be responsible for all costs associated with the Facility’s emissions, including the cost of procuring emission reductions, offsets, allowances or similar items associated with the Facility’s emissions, to the extent required to operate the Facility. Without limiting the generality of the foregoing, failure or inability of Seller to procure emission reductions, offsets, allowances or similar items associated with the Facility’s emissions shall not constitute a Force Majeure.

3.5.        Interconnection and Delivery Services.

(a)        Seller shall be responsible for all costs associated with interconnection of the Facility at the Interconnection Point, including the costs of the Network Upgrades, consistent with all standards and requirements set forth by any applicable Governmental Entity and the Interconnecting Utility, subject to the Interconnection Cost Adjustment set forth in Exhibit E.

(b)        Seller shall defend, indemnify and hold Buyer harmless against any liability of Seller arising due to Seller’s performance or failure to perform under the Interconnection Agreement.

4.	DELIVERY OF PRODUCTS

4.1.        Obligation to Sell and Purchase Products.

(a)        Beginning on the Commercial Operation Date and subject to Section 4.1(b), Seller shall sell and Deliver, and Buyer shall purchase and receive, the Products produced by the Facility and capable of being Delivered, up to and including the Contract Maximum Amount, in accordance with the terms and conditions of this Agreement. The aforementioned obligations for Seller to sell and Deliver the Products and for Buyer to purchase and receive the same is Unit Contingent and shall be subject to the operation of the Facility.

(b)        Buyer shall not be obligated to purchase or accept any Products to the extent that such Products (i) exceed the Contract Maximum Amount in any hour or (ii) are Energy, or RECs associated with Energy, that is produced using any fuel other than biogas that results from the on-site anaerobic digestion of organic solids.

(c)        Seller shall Deliver the Products produced by the Facility, up to and including the Contract Maximum Amount, exclusively to Buyer, and Seller shall not sell, divert, grant, transfer or assign such Products or any Certificate or other attribute associated with such Products to any Person other than Buyer during the Term. Seller shall not enter into any agreement or arrangement under which such Products can be claimed by any Person other than Buyer. Buyer shall have the exclusive right to resell or convey the Products and any Energy, RECs or Capacity purchased during any Test Period in its sole discretion.

(d)        In the event that ISO-NE no longer treats Capacity as a separate product and/or has discontinued or substantially altered the Forward Capacity Market (or any successor thereto) such that Capacity no longer has value in the New England bulk power market, the Parties agree that the Bundled Price of Energy as set forth in Exhibit E hereunder shall be modified such that the mutually agreed upon price shall reflect the historical economics of the combined Energy and Capacity payments and adjustments hereunder, with corresponding revisions to this Agreement to the extent required.

(e)        To the extent Seller or any Affiliate of Seller constructs additional generating projects in the six-state New England region, or expands the Facility, prior to selling the energy, capacity or generation attributes from any such project or expansion to another Person, Seller or such Affiliate shall give written notice thereof to Buyer. Upon Buyer’s receipt of such notice, Buyer shall have the right to negotiate in good faith with Seller or such Affiliate for no more than sixty (60) days, unless otherwise agreed to by Seller or such Affiliate, the terms of the sale of such energy, capacity and/or generation attributes (or a portion thereof) to Buyer or its designee on an exclusive basis. If Buyer wishes to enter into such negotiation, Buyer shall notify Seller or such Affiliate of such decision within fifteen (15) days of receipt of Seller’s or such Affiliate’s notice. Seller or such Affiliate shall supply in a timely manner, information regarding such project(s) or expansion(s) which is customary to allow Buyer to perform due diligence and to negotiate in good faith for the purchase of such energy, capacity and generation attributes. If Buyer and Seller or such Affiliate fail to reach agreement following such negotiation, prior to Seller or an Affiliate of Seller entering into a new agreement or an amendment to an existing agreement to sell any of the energy, capacity or generation attributes from any such project or expansion to another Person, Seller shall first take the actions set forth in this Section 4.1(e), as follows:

(i)	Where the term of such agreement is one (1) year or more, Seller shall first offer to Buyer in writing to amend this Agreement to incorporate the terms and conditions of such other agreement or amendment. Buyer shall have twenty (20) days to either: (1) accept all of the terms and conditions of such other agreement or amendment; or (2) accept only the pricing and term provisions included in such other agreement or amendment; or (3) decline all of the terms and conditions of such other agreement or amendment. In the event Buyer chooses either option (1) or (2) above, Seller and Buyer shall amend this Agreement to reflect the accepted terms and conditions and, to the extent Buyer determines such amendment requires approval of or filing with the PUC or another Governmental Entity, Buyer shall use commercially reasonable efforts to apply for such approval or make such filing in accordance with, and subject to, Section 18. No amendment of this Agreement under this Section 4.1(e)(i) shall affect the quantity of Products to be received and purchased by Buyer under this Agreement.

(ii)	Where the term of such agreement is less than one (1) year, Seller or such Affiliate of Seller shall first offer to enter into such agreement for such output with Buyer on the same terms and conditions. Buyer shall have twenty (20) days to either accept or reject such agreement. In the event Buyer chooses to enter into such agreement, Buyer and Seller or such Affiliate of Seller shall promptly execute such agreement. To the extent Buyer determines such agreement requires approval of or filing with the PUC or another Governmental Entity, Buyer will use commercially reasonable efforts to apply for such approval or make such filing consistent with Section 18, and such agreement shall not become effective unless and until such approval is obtained or such filing is made.

(iii)	If Buyer fails to notify Seller of its choice within twenty (20) days after Buyer’s receipt of the offer from Seller or an Affiliate of Seller under clause (i) or (ii) above, Buyer shall be deemed to have elected to decline all of the terms and conditions of such other agreement or amendment. If any required filing with or approval by the PUC or another Governmental Entity with respect to any amendment or agreement under this Section 4.1(e) as described above is not made or received within one hundred eighty (180) days after Buyer and Seller or an Affiliate of Seller enter into such amendment or agreement, then such amendment or agreement shall be void and of no further force and effect.

(iv)	If Buyer declines to enter into a new agreement or an amendment to this Agreement under this Section 4.1(e) or the filing with or approval of the PUC or another Governmental Entity relating to such agreement or amendment is not received within one hundred eighty (180) days after Buyer and Seller or an Affiliate of Seller enter into such agreement or amendment, then Seller or such Affiliate of Seller may proceed with the proposed sale of such energy, capacity or generation attributes from such project or expansion to another Person under the terms and conditions offered to Buyer.

(v)	This Section 4.1(e) shall only apply to bilateral agreements, and any transactions conducted in ISO-NE’s Real-Time or Day-Ahead markets shall not be subject to this Section 4.1(e).

4.2.        Scheduling and Delivery of Energy.

(a)        During the Services Term, Seller shall Schedule Deliveries of Energy hereunder with ISO-NE within the defined Operational Limitations of the Facility and in accordance with this Agreement, all ISO-NE Practices and ISO-NE Rules, as applicable. Seller shall transfer the Energy to Buyer in the Real Time Energy Market in such a manner that Buyer may resell such Energy in the Real Time Energy Market, and Buyer shall have no obligation to pay for any Energy not transferred to Buyer in the Real Time Energy Market or for which Buyer is not credited in the ISO-NE Settlement Market System (including, without limitation, as a result of an outage on any electric transmission or distribution system). As of the Effective Date, Delivery of the Energy is contemplated to occur within the ISO-NE Settlement Market System through Seller’s registration of the Facility as a generation asset and assignment of the Energy to Buyer in such ISO-NE Settlement Market System. Buyer may, in its sole discretion, direct Seller to (i) Schedule Delivery of the Energy in the Day-Ahead Energy Market and/or (ii) Deliver the Energy to Buyer or at Buyer’s direction through Internal Bilateral Transactions executed through ISO-NE and settled at the delivery node associated with the Facility. Any such Internal Bilateral Transactions will specify hourly delivery of Energy and will be entered into daily, and any necessary adjustments will be made pursuant to ISO-NE settlement protocols. Any such Internal Bilateral Transactions will be entered into the Day-Ahead Energy Market and/or the Real Time Energy Market, as applicable.

(b)        The Parties agree to use commercially reasonable efforts to comply with all applicable ISO-NE Rules and ISO-NE Practices in connection with the Scheduling and Delivery of Energy hereunder. Penalties or similar charges assessed by a Transmission Provider and caused by noncompliance with the Scheduling obligations set forth in this Section 4.2 shall be the responsibility of Seller.

(c)        Without limiting the generality of this Section 4.2, Seller shall at all times during the Services Term be designated as the “Lead Market Participant” (or any successor designation) for the Facility and shall be solely responsible for any obligations and liabilities, including all charges, penalties and financial assurance obligations, imposed by ISO-NE or under the ISO-NE Rules and ISO-NE Practices with respect to the Facility.

4.3.        Failure of Seller to Deliver Products. In the event that Seller fails to satisfy any of its obligations to Deliver any of the Products hereunder in accordance with Section 4.1 and Section 4.2, and such failure is not excused under the express terms of this Agreement (a “Delivery Shortfall”), Seller shall pay Buyer an amount for such Delivery Shortfall equal to the Cover Damages. Such payment shall be due no later than the date for Buyer’s payment for the applicable month as set forth in Section 5.2 hereof. Each Party agrees and acknowledges that (i) the damages that Buyer would incur due to a Delivery Shortfall would be difficult or impossible to predict with certainty, and (ii) it is impractical and difficult to assess actual damages in the circumstances stated, and therefore the Cover Damages as agreed to by the Parties and set forth herein is a fair and reasonable calculation of such damages.

4.4.        Failure by Buyer to Accept Delivery of Products. If Buyer fails to accept or pay for all or part of any of the Products to be purchased by Buyer hereunder and such failure to accept is not excused under the terms of this Agreement (a “Rejected Purchase”), then Buyer shall pay Seller, on the date payment would otherwise be due in respect of the month in which the failure occurred, an amount for such Rejected Purchase equal to the Resale Damages. Each Party agrees and acknowledges that (i) the damages that Seller would incur due to a Rejected Purchase would be difficult or impossible to predict with certainty, and (ii) it is impractical and difficult to assess actual damages in the circumstances stated, and therefore the Resale Damages as agreed to by the Parties and set forth herein is a fair and reasonable calculation of such damages.

4.5.          Delivery Point.

(a)        All Energy shall be Delivered hereunder by Seller to Buyer at the Delivery Point. Seller shall be responsible for the costs of delivering its Energy to the Delivery Point consistent with all standards and requirements set forth by the FERC, ISO-NE, the Interconnecting Utility and any other applicable Governmental Entity and any applicable tariff.

(b)        Seller shall be responsible for all applicable charges associated with transmission and/or distribution interconnection, service and delivery charges, including all related ISO-NE administrative fees and other FERC-approved charges in connection with the Delivery of Energy to and at the Delivery Point.

(c)        Buyer shall be responsible for all losses, transmission charges, ancillary service charges, line losses, congestion charges and other ISO-NE, Interconnecting Utility or applicable system costs or charges associated with transmission incurred, in each case, in connection with the transmission of Energy delivered under this Agreement from and after the Delivery Point.

4.6.          Metering.

(a)        Metering. All electric metering associated with the Facility, including the Facility meter and any other real-time meters, billing meters and back-up meters (collectively, the “Meters”), shall be installed, operated, maintained and tested at Seller’s expense in accordance with Good Utility Practice and any applicable requirements and standards issued by NERC, the Interconnecting Utility, and ISO-NE; provided that each Meter shall be tested at Seller’s expense once each Contract Year. The Meters shall be used for the registration, recording and transmission of information regarding the Energy output of the Facility. Seller shall provide Buyer with a copy of all metering and calibration information and documents regarding the Meters promptly following receipt thereof by Seller.

(b)        Measurements. Readings of the Meters at the Facility by the Interconnecting Utility (or an independent Person mutually acceptable to the Parties) shall be conclusive as to the amount of Energy generated by the Facility; provided however, that Seller, upon request of Buyer and at Buyer’s expense (if more frequently than annually as provided for in Section 4.6(a)), shall cause the Meters to be tested by the Interconnecting Utility in whose territory the Facility is located, and if any Meter is out of service or is determined to be registering inaccurately by more than two percent (2%), (i) the measurement of Energy produced by the Facility shall be adjusted as far back as can reasonably be ascertained, but no event shall such period exceed six (6) months from the date that such inaccuracy was discovered, in accordance with the filed tariff of such Interconnecting Utility, and any adjustment shall be reflected in the next invoice provided by Seller to Buyer hereunder and (ii) Seller shall reimburse Buyer for the cost of such test of the Meters. Meter readings shall be adjusted to take into account the losses to Deliver the Energy to the Delivery Point. Seller shall make recorded meter data available monthly to Buyer at no cost.

(c)        Inspection, Testing and Calibration. Buyer shall have the right to inspect and test any of the Meters at the Facility at reasonable times and upon reasonable notice from Buyer to Seller. Buyer shall have the right to have a representative present during any testing or calibration of the Meters at the Facility by Seller. Seller shall provide Buyer with timely notice of any such testing or calibration.

(d)        Audit of Meters. Buyer shall have access to the Meters and the right to audit all information and test data related to such Meters.

(e)        Notice of Malfunction. Seller shall provide Buyer with prompt notice of any malfunction or other failure of the Meters or other telemetry equipment necessary to accurately report the quantity of Energy being produced by the Facility. If any Meter is found to be inaccurate by more than two percent (2%), the meter readings shall be adjusted as far back as can reasonably be ascertained, but no event shall such period exceed six (6) months from the date that such inaccuracy was discovered, and any adjustment shall be reflected in the next invoice provided by Seller to Buyer hereunder.

(f)        Telemetry. The Meters shall be capable of sending meter telemetry data, and Seller shall provide Buyer with simultaneous access to such data at no additional cost to Buyer. This provision is in addition to any requirements of Seller under ISO-NE Rules and Practices, including ISO-NE Operating Procedure No. 18.

4.7.          RECs.

(a)        Seller shall transfer to Buyer all of the right, title and interest in and to the Facility’s Environmental Attributes, including the RECs, associated with the Facility’s Energy Delivered during the Term in accordance with the terms of this Section 4.7.

(b)        All Energy provided by Seller to Buyer from the Facility under this Agreement shall meet the requirements for eligibility pursuant to the Renewable Energy Standard; provided, however, that if the Facility ceases to qualify as a Newly Developed Renewable Energy Resource solely as a result of a change in Law, Seller shall only be required to use commercially reasonable efforts to ensure that all Energy provided by Seller to Buyer from the Facility under this Agreement meets the requirements for eligibility pursuant to the Renewable Energy Standard after that change in Law.

(c)        At Buyer’s request and at Seller’s sole cost, Seller shall seek qualification under the renewable portfolio standard or similar law of New York and/or one or more New England states (in addition to Rhode Island) and/or any federal renewable energy standard. Seller shall use commercially reasonable efforts, consistent with Good Utility Practice, to maintain such qualification at all times during the Services Term, or until Buyer indicates such qualification is no longer necessary. Seller shall also submit any information required by any state or federal agency (including without limitation the PUC) with regard to administration of its rules regarding Environmental Attributes or its renewable energy standard or renewable portfolio standard to Buyer or as directed by Buyer.

(d)        Seller shall comply with all GIS Operating Rules relating to the creation and transfer of all RECs to be purchased by Buyer under this Agreement and all other GIS Operating Rules to the extent required for Buyer to achieve the full value of such RECs. In addition, at Buyer’s request, Seller shall register with and comply with the rules and requirements of any other tracking system or program that tracks, monetizes or otherwise creates or enhances value for Environmental Attributes, which compliance shall be at Seller’s sole cost if such registration and compliance is requested in connection with Section 4.7(c) above and shall be at Buyer’s sole cost in other instances.

(e)        Prior to the delivery of any Energy hereunder (including any Energy Delivered during any Test Period), either (i) Seller shall cause Buyer to be registered in the GIS as the initial owner of all Certificates to be Delivered hereunder to Buyer or (ii) Seller and Buyer shall effect an irrevocable forward transfer of the Certificates to be Delivered hereunder to Buyer in the GIS. In the event any Certificates associated with the RECs to be delivered to Buyer under this Agreement are not actually deposited in Buyer’s GIS account (or in a GIS account designated by Buyer to Seller in writing) on the date such Certificates are created in the GIS, Buyer shall notify Seller accordingly in writing and Seller shall, within ten (10) Business Days of receipt of such notice, credit Buyer with the value of the RECs associated with those Certificates, calculated in accordance with Section 2 of Exhibit E. Notwithstanding the foregoing or any other provision of this Agreement (including without limitation Exhibit E) to the contrary, Buyer shall withhold from any payment due to Seller under Section 5.2 after either (x) the date that is seven (7) months prior to the end of the Services Term or (y) the date on which Buyer has exercised a right to terminate this Agreement prior to the expiration of the Services Term an amount equal to the value of the RECs (calculated in accordance with Section 2 of Exhibit E) that would otherwise be included in that payment, and such withheld amount shall be paid to Seller within fifteen (15) days after the Certificates associated with those RECs have been deposited in Buyer’s GIS account (or in a GIS account designated by Buyer to Seller in writing).

4.8.          Capacity.

(a)        Seller’s Delivery of Capacity and Buyer’s purchase of Capacity under the Agreement shall be solely through financial settlement pursuant to Exhibit E. Buyer shall neither take title to any Capacity nor be responsible for any actions or conditions in the Forward Capacity Market with respect to such Capacity. Subject to all other terms of this Agreement, the actions of Seller in the Forward Capacity Market, as set forth in this Section 4.8, are for the economic benefit of Buyer, as set forth in Exhibit E.

(b)        During the Term, Seller shall take commercially reasonable actions necessary to secure Capacity Supply Obligations for the Facility, including but not limited to qualifying the Facility for participation in the Forward Capacity Auctions (or reconfiguration auctions) as a New Capacity Resource or an Existing Capacity Resource (as applicable) with the maximum Seasonal Claimed Capability available for the Facility, and shall participate in every Capacity Commitment Period in the Forward Capacity Market covered by the Services Term.

(c)        Seller shall take commercially reasonable actions to bid in the Facility’s Capacity (i) to clear in the Forward Capacity Auction, (ii) to secure a Capacity Supply Obligation and (iii) to avoid being de-listed from the Forward Capacity Market, unless otherwise approved by Buyer in its sole discretion. Such approval shall be sought by Seller by requesting approval in writing from Buyer at least one-hundred and twenty (120) days in advance of the qualification deadline for the Forward Capacity Auction in which Seller wishes to submit a static or permanent de-list bid, or at least one-hundred and twenty (120) days in advance of the start of the Forward Capacity Auction in which Seller wishes to submit a dynamic de-list bid.

(d)        Subject to the ISO-NE Rules relating to confidentiality of information provided by ISO-NE, Seller shall submit copies of all bidding documentation Seller provides to ISO-NE to Buyer to demonstrate compliance with the bidding requirements under this Section 4.8.

(e)        During the Services Term, Seller shall be responsible for all performance requirements mandated by the ISO-NE Rules and ISO-NE Practices, including performance requirements (and payment of penalties, if any) associated with the Forward Capacity Market.

(f)        Any failure of Seller to perform its obligations under this Section 4.8 shall not be a Default or Event of Default; provided that the Bundled Price paid by Buyer for the Products shall at all times be adjusted as set forth in Section 4 of Exhibit E without regard to whether Seller has performed its obligations under this Section 4.8 or whether the Facility’s Capacity has qualified or cleared in the Forward Capacity Market at any time.

4.9.          Deliveries During Test Period. During the period from the first Delivery of Energy produced by the Facility to the Delivery Point until the Commercial Operation Date (the “Test Period”), Seller shall sell and Deliver, and Buyer shall purchase and receive, any Energy and RECs produced by the Facility and Delivered. Notwithstanding the provisions of Section 5.1, (i) payment for Energy produced and Delivered during the Test Period shall be equal to the product of (x) the MWh of Energy Delivered from the Facility to the Delivery Point and (y) the Real Time Locational Marginal Price at such Delivery Point (as determined by ISO-NE) for each hour of the month when Energy is produced by the Facility, and (ii) payment for the RECs produced by the Facility and Delivered during that Test Period shall be equal to the product of (A) the Test REC Price and (B) the MWh of Energy Delivered by the Facility to the Delivery Point. In no event shall the Test Period extend beyond six months, except due to Force Majeure.

5.	PRICE AND PAYMENTS FOR PRODUCTS

5.1.          Price for Products.

(a)        All Products Delivered to Buyer in accordance with this Agreement shall be purchased by Buyer at the Price specified in Exhibit E and in accordance with this Section 5.1. Other than the (i) payment for the Products under this Section 5.1, (ii) payments related to Meter testing under Section 4.6(b), (iii) payments related to Meter malfunctions under Section 4.6(e), (iv) payment for Energy and RECs during any Test Period in accordance with Section 4.9, (v) payment of any Resale Damages under Section 4.4, (vi) payment of interest on late payments under Section 5.3, (vii) payments for reimbursement of Buyer’s Taxes under Section 5.4(a), (viii) return of any Credit Support under Section 6.4 or Section 6.5, and (ix) payment of any Termination Payment due from Buyer under Section 9.3, Buyer shall not be required to make any other payments to Seller under this Agreement, and Seller shall be solely responsible for all costs incurred by it in connection with the performance of its obligations under this Agreement.

(b)        Escalation of Price. Consistent with Exhibit E and subject to Section 2.2(e), the Bundled Price shall escalate by the Escalation Rate on each Escalation Date. For purposes of this Agreement, the “Escalation Date” shall initially be January 1, 2014 and each January 1 thereafter; provided, however, that if Seller elects to extend the Commercial Operation Date pursuant to Section 3.1(c) or as a result of a Force Majeure under Section 10.1, then each Escalation Date occurring after Seller notifies Buyer in writing of its extension election or such Force Majeure shall be delayed by the period of that extension. All delays in the Escalation Date occurring under this Section 5.1(b) shall be cumulative (i.e., shall also take into account all prior extensions), such that the period of time between January 1 of a year and the Escalation Date corresponding to that year shall be equal to the total number of days of all extensions elected by Seller under Section 3.1(c) and Section 10.1. Notwithstanding any provision of this Agreement to the contrary, in no event shall there be (x) more than sixteen (16) Escalation Dates during the Term or (y) more than fourteen (14) Escalation Dates after the Commercial Operation Date. Upon the election of any extension of the Commercial Operation Date, Seller shall deliver a certification in the form of Exhibit F setting forth the total number of days of such extension and establishing the new annual Escalation Date. Buyer shall approve such certification in its sole discretion, and any dispute regarding such certification shall be resolved in accordance with Article 11.

5.2.          Payment and Netting.

(a)        Billing Period. The calendar month shall be the standard period for all payments under this Agreement. On or before the fifteenth (15th) day following the end of each month, Seller shall render to Buyer an invoice for the payment obligations incurred hereunder during the preceding month, and based on the Energy Delivered in the preceding month. Such invoice shall contain supporting detail for all charges reflected on the invoice, and Seller shall provide Buyer with additional supporting documentation and information as Buyer may reasonably request.

(b)        Timeliness of Payment. Unless otherwise agreed to by the Parties, all invoices under this Agreement shall be due and payable in accordance with each Party’s invoice instructions on or before the later of the twentieth (20th) day of each month, or the tenth (10th) day after receipt of the invoice, or if such day is not a Business Day, then on the next Business Day. Each Party shall make payments by electronic funds transfer, or by other mutually agreeable method(s), to the account designated by the other Party. Any undisputed amounts not paid by the due date shall be deemed delinquent and shall accrue interest at the Late Payment Rate, such interest to be calculated from and including the due date to but excluding the date the delinquent amount is paid in full.

(c)           Disputes and Adjustments of Invoices.

(i)	All invoices rendered under this Agreement shall be subject to adjustment after the end of each month in order to true-up charges based on changes resulting from any recent ISO-NE billing statements or revisions, if any, to previous ISO-NE billing statements. If ISO-NE resettles any invoice which relates to the Products sold under this Agreement and (a) any charges thereunder are the responsibility of the other Party under this Agreement or (b) any credits issued thereunder would be due to the other Party under this Agreement, then the Party receiving the invoice from ISO-NE shall in the case of (a) above invoice the other Party or in the case of (b) above pay the amount due to the other Party. Any invoices issued or amounts due pursuant to this Section shall be invoiced or paid as provided in Section 5.2.

(ii)	Unless otherwise agreed, (i) a Party may, in good faith, dispute the correctness of any invoice or any adjustment to an invoice rendered under this Agreement, or adjust any invoice for any arithmetic or computational error within twenty-four (24) months of the date the invoice, or adjustment to an invoice, was rendered and (ii) if a Party does not challenge the accuracy within such twenty-four (24) month period, such invoice shall be binding upon that Party and shall not be subject to challenge. In the event an invoice or portion thereof, or any other claim or adjustment arising hereunder, is disputed, payment of the undisputed portion of the invoice shall be required to be made when due, with notice of the dispute given to the other Party. Any invoice dispute or invoice adjustment shall be in writing and shall state the basis for the dispute or adjustment along with all available supporting documentation. Payment of the disputed amount shall not be required until the dispute is resolved. Upon resolution of the dispute, any required payment or refund shall be made within ten (10) days of such resolution along with interest accrued at the Late Payment Rate from and including the due date (or in the case of a refund, the payment date) but excluding the date paid. If an invoice is paid and thereafter the payment or the invoice on which the payment was based is disputed, upon notice of dispute, the Party receiving payment shall hold the amount in dispute in escrow for the benefit of the prevailing Party until the resolution of such dispute. If any amount in dispute is ultimately determined (under the terms herein) to be due to the other Party, it shall be paid or returned (as the case may be) to the other Party within ten (10) Business Days of such determination along with interest accrued at the Late Payment Rate from the (i) date due and owing in accordance with the Invoice until the date paid or (ii) if the amount was paid and is to be returned, from the date paid, until the date returned. Inadvertent overpayments shall be reimbursed or deducted by the Party receiving such overpayment from subsequent payments, with interest accrued at the Late Payment Rate from and including the date of such overpayment to but excluding the date repaid or deducted by the Party receiving such overpayment, as directed by the other Party. Any dispute with respect to an invoice or claim to additional payment is waived unless the other Party is notified in accordance with this Section 5.2 within the referenced twenty-four (24) month period.

(d)        Netting of Payments. The Parties hereby agree that they may discharge mutual debts and payment obligations due and owing to each other under this Agreement on the same date through netting, in which case all amounts owed by each Party to the other Party for the purchase and sale of Products during the monthly billing period under this Agreement, including any related damages calculated pursuant to this Agreement, interest, and payments or credits, may be netted so that only the excess amount remaining due shall be paid by the Party who owes it. If no mutual debts or payment obligations exist and only one Party owes a debt or obligation to the other during the monthly billing period, such Party shall pay such sum in full when due. The Parties agree to provide each other with reasonable detail of such net payment or net payment request.

5.3.        Interest on Late Payment or Refund. A late payment charge shall accrue on any late payment or refund as specified above at the lesser of (a) the Collateral Interest Rate plus one percent (1%), and (b) the maximum rate permitted by applicable Law in transactions involving entities having the same characteristics as the Parties (the “Late Payment Rate”).

5.4.        Taxes, Fees and Levies.

(a)        Seller shall be obligated to pay all present and future taxes, fees and levies, imposed on or associated with the Facility or delivery or sale of the Products (“Seller’s Taxes”), unless Buyer collects such taxes, fees and levies upon resale of the Products (as, for example, with a value added tax). Buyer shall be obligated to pay all present and future taxes, fees and levies, imposed on or associated with such Products after Delivery of such Products to Buyer or imposed on or associated with the purchase of such Products (other than ad valorem, franchise or income taxes which are related to the sale of the Products by Seller) and are, therefore, the responsibility of Seller) (“Buyer’s Taxes”). In the event Seller shall be required by law or regulation to remit or pay any Buyer’s Taxes, Buyer shall reimburse Seller for such payment. In the event Buyer shall be required by law or regulation to remit or pay any Seller’s Taxes, Seller shall reimburse Buyer for such payment, and Buyer may deduct any of the amount of any such Seller’s Taxes from the amount due to Seller under Section 5.2. Buyer shall have the right to all credits, deductions and other benefits associated with taxes paid by Buyer. Seller shall have the right to all credits, deductions and other benefits associated with taxes paid by Seller. Nothing shall obligate or cause a Party to pay or be liable to pay any taxes, fees and levies for which it is exempt under law.

(b)        Seller shall bear all risks, financial and otherwise, throughout the Term, associated with Seller’s or the Facility’s eligibility to receive any federal or state tax credits or other incentive or subsidies or to qualify for accelerated depreciation for Seller’s accounting, reporting or tax purposes.

6.	SECURITY FOR PERFORMANCE

6.1.          Grant of Security Interest. Subject to the terms and conditions of this Agreement, Seller hereby pledges to Buyer as security for all outstanding obligations under this Agreement and any other documents, instruments or agreements executed in connection therewith (collectively, the “Obligations”), and grants to Buyer a first priority continuing security interest, lien on, and right of set-off against all Posted Collateral delivered to or received by Buyer hereunder. Upon the return by Buyer to Seller of any Posted Collateral, the security interest and lien granted hereunder on that Posted Collateral will be released immediately and, to the extent possible, without further action by either Party.

6.2.          Seller’s Support.

(a)        Seller shall be required to post Credit Support in the amount of $90,000 to secure Seller’s Obligations until the Commercial Operation Date (“Development Period Security”). One-half of the Development Period Security shall be provided to Buyer within fifteen (15) days after the Agreement Date, and the remaining one-half of the Development Period Security shall be provided to Buyer within fifteen (15) days after the Effective Date. Buyer shall return any undrawn amount of the Development Period Security to Seller within thirty (30) days after the later of (x) Buyer’s receipt of an undisputed notice from Seller that the Commercial Operation Date has occurred or (y) Buyer’s receipt of the full amount of the Operating Period Security.

(b)        Beginning not later than three (3) days following the Commercial Operation Date, Seller shall provide Buyer with Credit Support to secure Seller’s Obligations after the Commercial Operation Date through and including the date that all of Seller’s Obligations are satisfied (“Operating Period Security”). The Operating Period Security shall be in the amount of $90,000.

(c)        The Credit Support Delivery Amount, as defined below, will be rounded up, and the Return Amount, as defined below, will be rounded down, in each case to the nearest integral multiple of $10,000 (“Rounding Amount”).

(d)        The following items will qualify as “Credit Support” hereunder in the amount noted under “Valuation Percentage”:

“Valuation Percentage”

(A) Cash	100%

(B) Letters of Credit	100% unless either (i) a Letter of Credit Default shall have occurred and be continuing with respect to such Letter of Credit, or (ii) twenty (20) or fewer Business Days remain prior to the expiration of such Letter of Credit, in which cases the Valuation Percentage shall be 0%.

(e)        All calculations with respect to Credit Support shall be made by the Valuation Agent as of the Valuation Time on the Valuation Date.

6.3.          Delivery of Credit Support.

On any Business Day during the Services Term on which (a) no Event of Default has occurred and is continuing with respect to Buyer, and (b) no termination date has occurred or has been designated as a result of an Event of Default with respect to Buyer for which there exist any unsatisfied payment obligations with respect to Buyer, then Buyer may request, by written notice, that Seller Transfer to Buyer, or cause to be Transferred to Buyer, Credit Support for the benefit of Buyer, having a Value of at least the Collateral Requirement (“Credit Support Delivery Amount”). Such Credit Support shall be delivered to Buyer on the next Business Day if the request is received by the Notification Time; otherwise Credit Support is due by the close of business on the second Business Day after the request is received.

6.4.          Reduction and Substitution of Posted Collateral.

On any Business Day during the Services Term on which (a) no Event of Default has occurred and is continuing with respect to Seller, (b) no termination date has occurred or has been designated as a result of an Event of Default with respect to Seller for which there exist any unsatisfied payment Obligations, and (c) the Posted Collateral posted by Seller exceeds the required Operating Period Security (rounding downwards for any fractional amount to the next interval of the Rounding Amount), then Seller may, at its sole cost, request that Buyer return Operating Period Security in the amount of such difference (“Credit Support Return Amount”) and Buyer shall be obligated to do so. Such Posted Collateral shall be returned to Seller by the close of business on the second Business Day after Seller’s receipt of such request. The Parties agree that if Seller has posted more than one type of Credit Support to Buyer, Seller can, in its sole discretion, select the type of Credit Support for Buyer to return; provided, however, that Buyer shall not be required to return the specified Credit Support if immediately after such return, Seller would be required to post additional Credit Support pursuant to the calculation of Operating Period Security.

6.5.          Administration of Posted Collateral.

(a)           Cash. Posted Collateral provided in the form of Cash to Buyer hereunder shall be subject to the following provisions.

(i)	So long as no Event of Default has occurred and is continuing with respect to Buyer, Buyer will be entitled to either hold Cash or to appoint an agent which is a Qualified Institution (a “Custodian”) to hold Cash for Buyer. In the event that an Event of Default has occurred and is continuing with respect to Buyer, then the provisions of Section 6.5(a)(ii) shall not apply with respect to Buyer and Cash shall be held in a Qualified Institution in accordance with the provisions of Section 6.5(a)(iii)(B). Upon notice by Buyer to Seller of the appointment of a Custodian, Seller’s Obligations to make any Transfer will be discharged by making the Transfer to that Custodian. The holding of Cash by a Custodian will be deemed to be the holding of Cash by Buyer for which the Custodian is acting. If Buyer or its Custodian fails to satisfy any conditions for holding Cash as set forth above, or if Buyer is not entitled to hold Cash at any time, then Buyer will Transfer, or cause its Custodian to Transfer, the Cash to a Qualified Institution and the Cash shall be maintained in accordance with Section 6.5(a)(iii)(B). Except as set forth in Section 6.5(c), Buyer will be liable for the acts or omissions of the Custodian to the same extent that Buyer would be held liable for its own acts or omissions.

(ii)	Notwithstanding the provisions of applicable Law, if no Event of Default has occurred and is continuing with respect to Buyer and no termination date has occurred or been designated as a result of an Event of Default with respect to Buyer for which there exists any unsatisfied payment obligations with respect to Buyer, then Buyer shall have the right to sell, pledge, rehypothecate, assign, invest, use, comingle or otherwise use in its business any Cash that it holds as Posted Collateral hereunder, free from any claim or right of any nature whatsoever of Seller, including any equity or right of redemption by Seller.

(iii)	Notwithstanding Section 6.5(a)(ii), if neither Buyer nor the Custodian is eligible to hold Cash pursuant to Section 6.5(a)(i) then:

(A)        the provisions of Section 6.5(a)(ii) will not apply with respect to Buyer; and

(B)        Buyer shall be required to Transfer (or cause to be Transferred) not later than the close of business within five (5) Business Days following the beginning of such ineligibility all Cash in its possession or held on its behalf to a Qualified Institution to be held in a segregated, safekeeping or custody account (the “Collateral Account”) within such Qualified Institution with the title of the account indicating that the property contained therein is being held as Cash for Buyer. The Qualified Institution shall serve as Custodian with respect to the Cash in the Collateral Account, and shall hold such Cash in accordance with the terms of this Article 6 and for the security interest of Buyer and execute such account control agreements as are necessary or applicable to perfect the security interest of Seller therein pursuant to Section 9-314 of the Uniform Commercial Code or otherwise, and subject to such security interest, for the ownership and benefit of Seller. The Qualified Institution holding the Cash will invest and reinvest or procure the investment and reinvestment of the Cash in accordance with the written instructions of Buyer, subject to the approval of such instructions by Seller (which approval shall not be unreasonably withheld). Buyer shall have no responsibility for any losses resulting from any investment or reinvestment effected in accordance with Seller’s approval.

(iv)	So long as no Event of Default with respect to Seller has occurred and is continuing, and no termination date has occurred or been designated for which any unsatisfied payment obligations of Seller exist as the result of an Event of Default with respect to Seller, in the event that Buyer or its Custodian is holding Cash, Buyer will Transfer (or cause to be Transferred) to Seller, in lieu of any interest or other amounts paid or deemed to have been paid with respect to such Cash (all of which shall be retained by Buyer), the Interest Amount. Interest on Cash shall accrue at the Collateral Interest Rate. Interest accrued during the previous month shall be paid by Buyer to Seller on the 3rd Business Day of each calendar month and on any Business Day that posted Credit Support in the form of Cash is returned to Seller, but solely to the extent that, after making such payment, the amount of the Posted Collateral will be at least equal to the required Development Period Security or Operating Period Security, as applicable. On or after the occurrence of an Event of Default with respect to Seller or a termination date as a result of an Event of Default with respect to Seller, Buyer or its Custodian shall retain any such Interest Amount as additional Posted Collateral hereunder until the Obligations of Seller under the Agreement have been satisfied in the case of a termination date or for so long as such Event of Default is continuing in the case of an Event of Default.

(b)        Buyer’s Rights and Remedies. If at any time an Event of Default with respect to Seller has occurred and is continuing, then, unless Seller has paid in full all of its Obligations that are then due, including those under Section 9.3(b) of this Agreement, Buyer may exercise one or more of the following rights and remedies: (i) all rights and remedies available to a secured party under applicable Law with respect to Posted Collateral held by Buyer, (ii) the right to set-off any amounts payable by Seller with respect to any Obligations against any Posted Collateral or the cash equivalent of any Posted Collateral held by Buyer, or (iii) the right to liquidate any Posted Collateral held by Buyer and to apply the proceeds of such liquidation of the Posted Collateral to any amounts payable to Buyer with respect to the Obligations in such order as Buyer may elect. For purposes of this Section 6.5, Buyer may draw on the entire undrawn portion of any Letter of Credit. Cash proceeds that are not applied to the Obligations shall be maintained in accordance with the terms of this Article 6. Seller shall remain liable for amounts due and owing to Buyer that remain unpaid after the application of Posted Collateral, pursuant to this Section 6.5.

(c)           Seller’s Rights and Remedies. If at any time a termination date has occurred or been designated as the result of an Event of Default with respect to Buyer and Buyer has provided Credit Support to Seller under Section 9.3(b), then unless Buyer has paid in full all of its obligations under Section 9.3(b) of this Agreement: (i) Seller may exercise all rights and remedies available to Seller under applicable Law with respect to any Posted Collateral provided by Buyer, (ii) Buyer will be obligated immediately to return all Posted Collateral provided by Seller, including any accrued interest to Seller, or (iii) to the extent that Posted Collateral provided by Seller, including any accrued interest is not returned pursuant to (ii) above, Seller may set-off any amounts payable by Seller with respect to any Obligations against any posted Credit Support or the cash equivalent thereof or to the extent that Seller does not set off such amounts, withhold payment of any remaining amounts payable by Seller with respect to any obligations of Buyer, up to the value of the remaining posted Credit Support held by Buyer, until that posted Credit Support is Transferred to Seller. For avoidance of doubt, (i) Buyer will be obligated immediately to Transfer any Letter of Credit to Seller and (ii) Seller may do any one or more of the following: (x) to the extent that the Letter of Credit is not Transferred to Seller as required pursuant to (i) above, set-off any amounts payable by Seller with respect to any Obligations against any such Letter of Credit held by Buyer and, to the extent its rights to set-off are not exercised, withhold payment of any remaining amounts payable by Seller with respect to any Obligations, up to the value of any remaining posted Credit Support and the value of any Letter of Credit held by Buyer, until any such Posted Credit Support and such Letter of Credit is Transferred to Seller; and (y) exercise rights and remedies available to Seller under the terms of the Letter of Credit.

(d)           Letters of Credit. Credit Support provided in the form of a Letter of Credit shall be subject to the following provisions.

(i)	As one method of providing increased Credit Support, Seller may increase the amount of an outstanding Letter of Credit or establish one or more additional Letters of Credit.

(ii)	Upon the occurrence of a Letter of Credit Default, Seller agrees to Transfer to Buyer either a substitute Letter of Credit or Cash, in each case on or before the first (1st) Business Day after the occurrence thereof (or the third (3rd) Business Day after the occurrence thereof if only clause (a) under the definition of Letter of Credit Default applies).

(iii)	Notwithstanding Sections 6.3 and 6.4, (1) Buyer need not return a Letter of Credit unless the entire principal amount is required to be returned, (2) Buyer shall consent to a reduction of the principal amount of a Letter of Credit to the extent that a Credit Support Delivery Amount would not be created thereby (as of the time of the request or as of the last time the Credit Support Delivery Amount was determined), and (3) if there is more than one form of Posted Collateral when a Credit Support Return Amount is to be Transferred, the Secured Party may elect which to Transfer.

(e)        Care of Posted Collateral. Each Party shall exercise reasonable care to assure the safe custody of all Posted Collateral to the extent required by applicable Law, and in any event a Party will be deemed to have exercised reasonable care if it exercises at least the same degree of care as it would exercise with respect to its own property. Except as specified in the preceding sentence, each Party will have no duty with respect to the Posted Collateral, including without limitation, any duty to enforce or preserve any rights thereto.

(f)        Substitutions. Unless otherwise prohibited herein, upon notice to Buyer specifying the items of Posted Collateral to be exchanged, Seller may, on any Business Day, deliver to Buyer other Credit Support (“Substitute Credit Support”). On the Business Day following the day on which the Substitute Credit Support is delivered to Buyer, Buyer shall return to Seller the items of Credit Support specified in Seller’s notice; provided, however, that Buyer shall not be required to return the specified Posted Collateral if immediately after such return, Seller would be required to post additional Credit Support pursuant to the calculation of Development Period Security or Operating Period Security set forth in Sections 6.2(a) and 6.2(b), respectively.

6.6.           Exercise of Rights Against Posted Collateral

(a)        Disputes regarding amount of Credit Support. If either Party disputes the amount of Credit Support to be provided or returned (such Party the “Disputing Party”), then the Disputing Party shall (a) deliver the undisputed amount of Credit Support to the other Party (such Party, the “Requesting Party”) and (b) notify the Requesting Party of the existence and nature of the dispute no later than 5:00 p.m. Eastern Prevailing Time on the Business Day that the request for Credit Support was made (the “Request Date”). On the Business Day following the Request Date, the Parties shall consult with each other in order to reconcile the two conflicting amounts. If the Parties are not able to resolve their dispute, the Credit Support shall be recalculated, on the Business Day following the Request Date, by each Party requesting quotations from two (2) Reference Market-Makers for a total of four (4) quotations. The highest and lowest of the four (4) quotations shall be discarded and the arithmetic average shall be taken of the remaining two (2), which shall be used in order to determine the amount of Credit Support required. On the same day the Credit Support amount is recalculated, the Disputing Party shall deliver any additional Credit Support required pursuant to the recalculation or the Requesting Party shall return any excess Credit Support that is no longer required pursuant to the recalculation.

(b)        Further Assurances. Promptly following a request by a Party, the other Party shall use commercially reasonable efforts to execute, deliver, file, and/or record any financing statement, specific assignment, or other document and take any other action that may be necessary or desirable to create, perfect, or validate any security interest or lien, to enable the requesting party to exercise or enforce its rights or remedies under this Agreement, or to effect or document a release of a security interest on posted Credit Support or accrued interest.

(c)        Further Protection. Seller will promptly give notice to Buyer of, and defend against, any suit, action, proceeding, or lien that involves the Posted Collateral delivered to Buyer by Seller or that could adversely affect any security interest or lien granted pursuant to this Agreement.

7.	REPRESENTATIONS, WARRANTIES, COVENANTS AND ACKNOWLEDGEMENTS

7.1.           Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as of the Agreement Date as follows:

(a)           Organization and Good Standing; Power and Authority. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Rhode Island. Subject to the receipt of the Regulatory Approval and the Extension Regulatory Approval, if applicable, Buyer has all requisite power and authority to execute, deliver, and perform its obligations under this Agreement.

(b)           Due Authorization; No Conflicts. The execution and delivery by Buyer of this Agreement, and the performance by Buyer of its obligations hereunder, have been duly authorized by all necessary actions on the part of Buyer and do not and, under existing facts and Law, shall not: (i) contravene its certificate of incorporation or any other governing documents; (ii) conflict with, result in a breach of, or constitute a default under any note, bond, mortgage, indenture, deed of trust, license, contract or other agreement to which it is a party or by which any of its properties may be bound or affected; (iii) assuming receipt of the Regulatory Approval and the Extension Regulatory Approval, if applicable, violate any order, writ, injunction, decree, judgment, award, statute, law, rule, regulation or ordinance of any Governmental Entity or agency applicable to it or any of its properties; or (iv) result in the creation of any lien, charge or encumbrance upon any of its properties pursuant to any of the foregoing.

(c)           Binding Agreement. This Agreement has been duly executed and delivered on behalf of Buyer and, assuming the due execution hereof and performance hereunder by Seller and receipt of the Regulatory Approval and the Extension Regulatory Approval, if applicable, constitutes a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by law or principles of equity.

(d)           No Proceedings. Except to the extent relating to the Regulatory Approval and the Extension Regulatory Approval, if applicable, there are no actions, suits or other proceedings, at law or in equity, by or before any Governmental Entity or agency or any other body pending or, to the best of its knowledge, threatened against or affecting Buyer or any of its properties (including, without limitation, this Agreement) which relate in any manner to this Agreement or any transaction contemplated hereby, or which Buyer reasonably expects to lead to a material adverse effect on (i) the validity or enforceability of this Agreement or (ii) Buyer’s ability to perform its obligations under this Agreement.

(e)           Consents and Approvals. Except to the extent associated with the Regulatory Approval and the Extension Regulatory Approval, if applicable, the execution, delivery and performance by Buyer of its obligations under this Agreement do not and, under existing facts and Law, shall not, require any Permit or any other action by, any Person which has not been duly obtained, made or taken or that shall be duly obtained, made or taken on or prior to the date required, and all such approvals, consents, permits, licenses, authorizations, filings, registrations and actions are in full force and effect, final and non-appealable as required under applicable Law.

(f)           Negotiations. The terms and provisions of this Agreement are the result of arm’s length and good faith negotiations on the part of Buyer.

(g)          Bankruptcy. There are no bankruptcy, insolvency, reorganization, receivership or other such proceedings pending against or being contemplated by Buyer, or, to Buyer’s knowledge, threatened against it.

(h)           No Default. No Default or Event of Default has occurred and is continuing and no Default or Event of Default shall occur as a result of the performance by Buyer of its obligations under this Agreement.

7.2.          Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as of the Agreement Date as follows:

(a)           Organization and Good Standing; Power and Authority. Seller is a limited liability company, validly existing and in good standing under the laws of Rhode Island. Subject to the receipt of the Permits listed in Exhibit B, Seller has all requisite power and authority to execute, deliver, and perform its obligations under this Agreement.

(b)           Authority. Seller (i) has the power and authority to own and operate its businesses and properties, to own or lease the property it occupies and to conduct the business in which it is currently engaged; (ii) is duly qualified and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification; and (iii) holds, or shall hold by the Commercial Operation Date, all rights and entitlements necessary to construct, own or lease (as applicable) and operate the Facility and to deliver the Products to Buyer in accordance with this Agreement.

(c)           Due Authorization; No Conflicts. The execution and delivery by Seller of this Agreement, and the performance by Seller of its obligations hereunder, have been duly authorized by all necessary actions on the part of Seller and do not and, under existing facts and Law, shall not: (i) contravene any of its governing documents; (ii) conflict with, result in a breach of, or constitute a default under any note, bond, mortgage, indenture, deed of trust, license, contract or other agreement to which it is a party or by which any of its properties may be bound or affected; (iii) assuming receipt of the Permits listed on Exhibit B, violate any order, writ, injunction, decree, judgment, award, statute, law, rule, regulation or ordinance of any Governmental Entity or agency applicable to it or any of its properties; or (iv) result in the creation of any lien, charge or encumbrance upon any of its properties pursuant to any of the foregoing.

(d)           Binding Agreement. This Agreement has been duly executed and delivered on behalf of Seller and, assuming the due execution hereof and performance hereunder by Seller and receipt of the Permits listed on Exhibit B, constitutes a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by law or principles of equity.

(e)           No Proceedings. Except to the extent associated with the Permits listed on Exhibit B, there are no actions, suits or other proceedings, at law or in equity, by or before any Governmental Entity or agency or any other body pending or, to the best of its knowledge, threatened against or affecting Seller or any of its properties (including, without limitation, this Agreement) which relate in any manner to this Agreement or any transaction contemplated hereby, or which Seller reasonably expects to lead to a material adverse effect on (i) the validity or enforceability of this Agreement or (ii) Seller’s ability to perform its obligations under this Agreement.

(f)           Consents and Approvals. Subject to the receipt of the Permits listed on Exhibit B on or prior to the date such Permits are required under applicable Law, the execution, delivery and performance by Seller of its obligations under this Agreement do not and, under existing facts and Law, shall not, require any Permit or any other action by, any Person which has not been duly obtained, made or taken, and all such approvals, consents, permits, licenses, authorizations, filings, registrations and actions are in full force and effect, final and non-appealable. To Seller’s knowledge, Seller shall be able to receive the Permits listed in Exhibit B in due course and as required under applicable Law to the extent that those Permits have not previously been received.

(g)           Newly Developed Renewable Energy Resource. Subject to Section 4.7(b), the Facility shall be a Newly Developed Renewable Energy Resource, qualified by the PUC as eligible to participate in the Renewable Energy Standard program under R.I.G.L. § 39¬26-1 et seq., and shall have a commercial operation date, as verified by the PUC, on or after December 31, 2012.

(h)           Title to Facility and Products. Seller has and shall have good and marketable title to (i) the Facility and (ii) all Products sold and delivered to Buyer under this Agreement, in each case free and clear of all liens, charges and encumbrances. Seller has not sold and shall not sell any such Products to any other Person (other than sales of Capacity in the Forward Capacity Market as contemplated by this Agreement), and no Person other than Seller can claim an interest in any Product to be sold to Buyer under this Agreement.

(i)            Negotiations. The terms and provisions of this Agreement are the result of arm’s length and good faith negotiations on the part of Seller.

(j)            Bankruptcy. There are no bankruptcy, insolvency, reorganization, receivership or other such proceedings pending against or being contemplated by Seller, or, to Seller’s knowledge, threatened against it.

(k)           No Default. No Default or Event of Default has occurred and is continuing and no Default or Event of Default shall occur as a result of the performance by Seller of its obligations under this Agreement.

(l)            Fuel. Seller reasonably expects to be able to obtain the fuel needed to operate the Facility in accordance with Good Utility Practice for the entire Services Term.

(m)          Useful Life. As of the Effective Date, the projected useful life of the Facility is at least twenty-one (21) years.

7.3.           Continuing Nature of Representations and Warranties. The representations and warranties set forth in this Section are made as of the Agreement Date and deemed made continually throughout the Term. If at any time during the Term, any Party obtains actual knowledge of any event or information which causes any of the representations and warranties in this Article 7 to be materially untrue or misleading, such Party shall provide the other Party with written notice of the event or information, the representations and warranties affected, and the action, if any, which such Party intends to take to make the representations and warranties true and correct. The notice required pursuant to this Section shall be given as soon as practicable after the occurrence of each such event.

8.	REGULATORY APPROVAL

8.1.           Receipt of Regulatory Approval. The obligations of the Parties to perform this Agreement, other than the Parties’ obligations under Section 6.2(a), Section 6.3, Section 6.4, Section 6.5, Section 8.2, Section 8.3, and Article 12, are conditioned upon and shall not become effective or binding until the receipt of the Regulatory Approval. Buyer shall notify Seller within five (5) Business Days after receipt of the Regulatory Approval or receipt of an order of the PUC regarding this Agreement that is not acceptable in form and substance to Buyer in its sole discretion.

8.2.           Filing for Regulatory Approval. Buyer shall (i) use commercially reasonable efforts to file an application for the Regulatory Approval with the PUC by not later than thirty (30) days after the Agreement Date and (ii) at Buyer’s sole discretion, exercise commercially reasonable efforts to obtain the Regulatory Approval, including using commercially reasonable efforts to obtain a favorable resolution in any appeal of an order of the PUC with respect to this Agreement; provided that Buyer shall have no obligation to appeal a PUC order that it determines is unacceptable. Seller shall have the right to intervene in the proceeding before the PUC and shall use commercially reasonable efforts to cooperate with Buyer (but only as requested by Buyer) in obtaining the Regulatory Approval.

8.3.           Failure to Obtain Regulatory Approval. If Buyer (i) on any date notifies Seller that it has received an order of the PUC regarding this Agreement that is not acceptable in form and substance to Buyer in its sole discretion or (ii) has not notified Seller that it has received the Regulatory Approval by eighteen (18) months after the Agreement Date, then this Agreement shall terminate as of that date, with no further liability for either Party hereunder except for any obligations arising under Section 6.3 and Article 12 which accrued prior to such termination, and Buyer shall return to Seller its Posted Collateral.

9.	BREACHES; REMEDIES

9.1.           Events of Default by Either Party. It shall constitute an event of default (“Event of Default”) by either Party hereunder if:

(a)           Representation or Warranty. Any material breach of any representation or warranty of such Party set forth herein, or in filings or reports made pursuant to this Agreement, and such breach continues for more than thirty (30) days after the Non-Defaulting Party has provided written notice to the Defaulting Party that any material representation or warranty set forth herein is false, misleading or erroneous in any material respect without the breach having been cured; or

(b)           Payment Obligations. Any undisputed payment due and payable hereunder is not made on the date due, and such failure continues for more than ten (10) Business Days after notice thereof is given by the Non-Defaulting Party to the Defaulting Party; or

(c)           Other Covenants. Other than a Delivery Shortfall (the sole remedy for which shall be the payment of Cover Damages under Section 4.3), a Rejected Purchase (the sole remedy for which shall be the payment of Resale Damages under 4.4), a failure by Seller to perform its obligations under Section 4.8 (which is addressed in Section 4.8(0), or an Event of Default described in Section 9.1(a), 9.1(b), 9.1(d), 9.1(e) or 9.2, such Party fails to perform, observe or otherwise to comply with any obligation hereunder and such failure continues for more than thirty (30) days after notice thereof is given by the Non-Defaulting Party to the Defaulting Party; provided, however, that such period shall be extended for an additional reasonable period if the Defaulting Party is unable to cure within that thirty (30) day period and provided that corrective action has been taken by the Defaulting Party within such thirty (30) day period and so long as such cure is diligently pursued by the Defaulting Party until such Default had been corrected, but in any event within one hundred fifty (150) days; or

(d)           Bankruptcy. Such Party (i) is adjudged bankrupt or files a petition in voluntary bankruptcy under any provision of any bankruptcy law or consents to the filing of any bankruptcy or reorganization petition against such Party under any such law, or (without limiting the generality of the foregoing) files a petition to reorganize pursuant to 11 U.S.C. § 101 or any similar statute applicable to such Party, as now or hereinafter in effect, (ii) makes an assignment for the benefit of creditors, or admits in writing an inability to pay its debts generally as they become due, or consents to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of such Party, or (iii) is subject to an order of a court of competent jurisdiction appointing a receiver or liquidator or custodian or trustee of such Party or of a major part of such Party’s property, which is not dismissed within sixty (60) days; or

(e)           Permit Compliance. Such Party fails to obtain and maintain in full force and effect any Permit (other than the Regulatory Approval and the Extension Regulatory Approval, if applicable) necessary for such Party to perform its obligations under this Agreement.

9.2.          Events of Default by Seller. In addition to the Events of Default described in Section 9.1, it shall constitute an Event of Default by Seller hereunder if:

(a)           Taking of Facility Assets. Any asset of Seller that is material to the construction, operation or maintenance of the Facility or the performance of its obligations hereunder is taken upon execution or by other process of law directed against Seller other than by condemnation or eminent domain, or any such asset is taken upon or subject to any attachment by any creditor of or claimant against Seller and such attachment is not disposed of within sixty (60) days after such attachment is levied; or

(b)           Failure to Maintain Credit Support. The failure of Seller to provide, maintain and/or replenish the Development Period Security or the Operating Period Security as required pursuant to Article 6 of this Agreement, and such failure continues for more than five (5) Business Days after Buyer has provided written notice thereof to Seller; or

(c)           Failure to Satisfy ISO-NE Obligations. The failure of Seller to satisfy, or cause to be satisfied (other than by Buyer), any material obligation under the ISO-NE Rules or ISO-NE Practices or any other material obligation with respect to ISO-NE, except in the event that such failure is also a failure of Seller to perform its obligations under Section 4.8 (which is addressed in Section 4.8(f)); or

(d)           Failure to Meet Critical Milestones. The failure of Seller to satisfy any Critical Milestone by the date set forth therefor in Section 3.1(a), as the same may be extended in accordance with Section 3.1(c).

9.3.          Remedies.

(a)           Suspension of Performance and Remedies at Law. Upon the occurrence of an Event of Default, the Non-Defaulting Party shall have the right, but not the obligation, to (i) withhold any payments due the Defaulting Party under this Agreement, (ii) suspend its performance hereunder, and (iii) exercise such other remedies as provided for in this Agreement or, to the extent not inconsistent with the terms of this Agreement, at law, including, without limitation, the termination right set forth in Section 9.3(b). In addition to the foregoing, the Non-Defaulting Party shall retain its right of specific performance to enforce the Defaulting Party’s obligations under this Agreement.

(b)           Termination and Termination Payment. Upon the occurrence of an Event of Default, a Non-Defaulting Party may terminate this Agreement at its sole discretion by providing written notice of such termination to the Defaulting Party. If the Non-Defaulting Party terminates this Agreement, it shall be entitled to calculate and receive as its sole remedy for such Event of Default a “Termination Payment” as follows:

(i)	Termination by Buyer. If Buyer terminates this Agreement because of an Event of Default by Seller, the Termination Payment due to Buyer shall be equal to the amount, if positive, calculated according to the following formula:

∑(RV – CV) + P
N

where:

“∑” is the summation over the remainder of the Services Term.

N

“RV” is the replacement value of the Products for the remainder of the Services Term, calculated with reference to the applicable Replacement Price and the Supply Forecast, using a discount factor of eight percent (8.0%).

“CV” is the contract value of the Products for the remainder of the Services Term calculated with reference to the applicable Price and the Supply Forecast, using a discount factor of eight percent (8.0%) (the “Contract Value”).

“P” is the amount of any applicable penalties and costs incurred by Buyer in replacing the Products not Delivered to Buyer as a result of the termination of this Agreement.

All such amounts shall be determined by Buyer in good faith and in a commercially reasonable manner, and Buyer shall provide Seller with a reasonably detailed calculation of the Termination Payment due under this Section 9.3(b)(i).

(ii)	Termination by Seller Prior to Financial Closing Date. If Seller terminates this Agreement because of an Event of Default by Buyer prior to the Financial Closing Date, the Termination Payment due to Seller shall be equal to all of Seller’s out-of-pocket expenses incurred in connection with the development and construction of the Facility prior to such termination.

(iii)	Termination by Seller On or After Financial Closing Date. If Seller terminates this Agreement because of an Event of Default by Buyer on or after the Financial Closing Date, the Termination Payment due to Seller shall be equal to the amount, if positive, calculated according to the following formula:

∑(CV – MV) + P
N

where:

“∑” is the summation over the remainder of the Services Term.

N

“CV” is the Contract Value.

“MV” is the market value of the Products for the remaining Services Term as determined with reference to the applicable Resale Price and the Supply Forecast, using a discount factor of eight percent (8.0%).

“P” is the amount of any applicable penalties and costs incurred by Seller in selling the Products not accepted and paid for by Buyer as a result of the termination of this Agreement.

All such amounts shall be determined by Seller in good faith and in a commercially reasonable manner, and Seller shall provide Buyer with a reasonably detailed calculation of the Termination Payment due under this Section 9.3(b)(iii).

(iv)	Supply Forecast. For purposes of determining the Termination Payment pursuant to Section 9.3(b)(i) and 9.3(b)(iii) above, the quantity of Products to be delivered shall be based upon the then-current Projected Annual Energy Output (the “Supply Forecast”).

(v)	Acceptability of Liquidated Damages. Each Party agrees and acknowledges that (i) the damages that the Parties would incur due to an Event of Default would be difficult or impossible to predict with certainty, and (ii) it is impractical and difficult to assess actual damages in the circumstances stated, and therefore the Termination Payment as agreed to by the Parties and set forth herein is a fair and reasonable calculation of such damages.

(vi)	Payment of Termination Payment. The Defaulting Party shall make the Termination Payment within ten (10) Business Days after the notice thereof is effective. If the Defaulting Party disputes the Non-Defaulting Party’s calculation of the Termination Payment, in whole or in part, the Defaulting Party shall, within ten (10) Business Days of receipt of the calculation of the Termination Payment, provide to the Non-Defaulting Party a detailed written explanation of the basis for such dispute; provided, however, the Defaulting Party shall first transfer Credit Support to the Non-Defaulting Party in an amount equal to the Termination Payment as calculated by the Non-Defaulting Party, which Credit Support shall be administered in accordance with Article 6. If the Parties are unable to resolve the dispute within thirty (30) days, Article 11 shall apply.

(vii)	Reinstatement of Agreement. In the event that Buyer terminates this Agreement prior to the Commercial Operation Date and Seller thereafter achieves the Commercial Operation Date within one (1) year after such termination, Buyer may elect to reinstate this Agreement in accordance with its terms by providing Seller with at least six (6) months’ prior written notice of such reinstatement. Upon such reinstatement, Buyer shall return to Seller any Termination Payment made by Seller, together with interest accruing at the Late Payment Rate, on or prior to the date selected for reinstatement of this Agreement.

(c)           Set-off. The Non-Defaulting Party shall be entitled, at its option and in its discretion, to withhold and set off any amounts owed by the Non-Defaulting Party to the Defaulting Party against any payments and any other amounts owed by the Defaulting Party to the Non-Defaulting Party, including any Termination Payment payable as a result of any early termination of this Agreement.

(d)           Notice to Lenders. Buyer shall provide a copy of any notice given to Seller under this Article 9 to one representative of the Financing providing loans to or for the benefit of Seller and one representative of the Financing providing equity to or for the benefit of Seller, of which Buyer shall have written notice.

(e)           Limitation of Remedies, Liability and Damages. EXCEPT AS EXPRESSLY SET FORTH HEREIN, THERE IS NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ANY AND ALL IMPLIED WARRANTIES ARE DISCLAIMED. THE PARTIES CONFIRM THAT THE EXPRESS REMEDIES AND MEASURES OF DAMAGES PROVIDED IN THIS AGREEMENT SATISFY THE ESSENTIAL PURPOSES HEREOF. FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, THE OBLIGOR’S LIABILITY SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY PROVIDED HEREIN, THE OBLIGOR’S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY, SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. UNLESS EXPRESSLY HEREIN PROVIDED, NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE. TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OR OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT AND THE DAMAGES CALCULATED HEREUNDER CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS.

10.	FORCE MAJEURE

10.1.         Force Majeure.

(a)           The term “Force Majeure” means an unusual, unexpected and significant event: (i) that was not within the control of the Party claiming its occurrence; (ii) that could not have been prevented or avoided by such Party through the exercise of reasonable diligence; and (iii) that directly prohibits or prevents such Party from performing its obligations under this Agreement. Under no circumstances shall Force Majeure include (w) any occurrence or event that merely increases the costs or causes an economic hardship to a Party, (x) any occurrence or event that was caused by or contributed to by the Party claiming the Force Majeure, (y) Seller’s ability to sell the Products at a price greater than that set out in this Agreement, or (z) Buyer’s ability to procure the Products at a price lower than that set out in this Agreement. In addition, a delay or inability to perform attributable to a Party’s lack of preparation, a Party’s failure to timely obtain and maintain all necessary Permits (excepting the Regulatory Approval and the Extension Regulatory Approval, if applicable), a failure to satisfy contractual conditions or commitments, or lack of or deficiency in funding or other resources shall each not constitute a Force Majeure.

(b)           If either Party is unable, wholly or in part, by Force Majeure to perform obligations under this Agreement, such performance shall be excused and suspended so long as the circumstances that give rise to such inability exist, but for no longer period. The Party whose performance is affected shall give prompt notice thereof; such notice may be given orally or in writing but, if given orally, it shall be promptly confirmed in writing, providing details regarding the nature, extent and expected duration of the Force Majeure, its anticipated effect on the ability of such Party to perform obligations under this Agreement, and the estimated duration of any interruption in service or other adverse effects resulting from such Force Majeure, and shall be updated or supplemented to keep the other Party advised of the effect and remedial measures being undertaken to overcome the Force Majeure. Such inability shall be promptly corrected to the extent it may be corrected through the exercise of due diligence. The Party whose performance is affected shall also give prompt notice of the termination of the Force Majeure and shall resume performance of its obligations under this Agreement upon such termination. Neither party shall be liable for any losses or damages arising out of a suspension of performance that occurs because of Force Majeure.

(c)           Notwithstanding the foregoing, if the Force Majeure prevents full or partial performance under this Agreement for a period of twelve (12) months or more, the Party whose performance is not prevented by Force Majeure shall have the right to terminate this Agreement upon written notice to the other Party and without further recourse.

(d)           Neither Party may raise a claim of Force Majeure based in whole or in part on curtailment by a Transmission Provider unless (i) such Party has contracted for firm transmission with a Transmission Provider for the Energy to be delivered to or received at the Delivery Point and (ii) such curtailment is due to “force majeure” or “uncontrollable force” or a similar term as defined under the Transmission Provider’s tariff; provided, however, that existence of the foregoing factors shall not be sufficient to conclusively or presumptively prove the existence of a Force Majeure absent a showing of other facts and circumstances which in the aggregate with such factors establish that a Force Majeure as defined in Section 10.1(a) has occurred.

11.	DISPUTE RESOLUTION

In the event of any dispute, controversy or claim between the Parties arising out of or relating to this Agreement (collectively, a “Dispute”), the Parties shall attempt in the first instance to resolve such Dispute through consultations between the Parties. If such consultations do not result in a resolution of the Dispute within fifteen (15) days after notice of the Dispute has been delivered to either Party, then such Dispute shall be referred to the senior management of the Parties for resolution. If the Dispute has not been resolved within fifteen (15) days after such referral to the senior management of the Parties, then the Parties may seek to resolve such Dispute in the courts of the State of Rhode Island. The Parties agree to the exclusive jurisdiction of the state and federal courts located in the State of Rhode Island for any legal proceedings that may be brought by a Party arising out of or in connection with this Agreement. EACH PARTY HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY DISPUTE.

12.	CONFIDENTIALITY

Buyer and Seller each agrees not to disclose to any Person and to keep confidential, and to cause and instruct its Affiliates, officers, directors, employees, partners and representatives not to disclose to any Person and to keep confidential, any non-public information relating to the terms and provisions of this Agreement, and any information relating to the Products to be supplied by Seller hereunder, and such other non-public information that is designated as “Confidential.” Notwithstanding the foregoing, any such information may be disclosed:

(a)           to the extent Buyer determines it is appropriate in connection with efforts to obtain or maintain the Regulatory Approval or the Extension Regulatory Approval, if applicable, or to seek rate recovery for amounts expended by Buyer under this Agreement;

(b)          as required by applicable laws, regulations, rules or orders or by any subpoena or similar legal process of any Governmental Entity so long as the receiving Party gives the non-disclosing Party written notice at least three (3) Business Days prior to such disclosure, if practicable;

(c)          to the Affiliates of either Party and to the consultants, attorneys, auditors, financial advisors, lenders or potential lenders, investors or potential investors and their advisors of either Party or their Affiliates that agree to be bound by this confidentiality provision;

(d)          in order to comply with any rule or regulation of ISO-NE, any stock exchange or similar Person or for financial disclosure purposes;

(e)          to the extent the non-disclosing Party shall have consented in writing prior to any such disclosure; and

(f)           to the extent that the information was previously made publicly available other than as a result of a breach of this Article 12;

provided, however, in each case, that the Party seeking such disclosure shall, to the extent practicable, use commercially reasonable efforts to prevent or limit the disclosure. The Parties shall be entitled to all remedies available at law or in equity to enforce or seek relief in connection with this Article 12.

13.	INDEMNIFICATION

Except as set forth in Sections 3.4(k) and 3.5(b) and in Exhibit D, neither Party shall indemnify, defend or hold harmless the other Party or its partners, shareholders, directors, officers, employees or agents from and against any liabilities, damages, losses, penalties, claims, demands, suits or proceedings claimed by, due to or instituted by any third party as a result of either Party’s execution, delivery or performance of this Agreement.

14.	ASSIGNMENT AND CHANGE OF CONTROL

14.1.           Prohibition on Assignments. Except as permitted under this Article 14, this Agreement may not be assigned by either Party without the prior written consent of the other Party, which consent may not be unreasonably withheld, conditioned or delayed. The Party requesting the other Party’s consent to an assignment of this Agreement will reimburse such other Party for all costs and expenses such other Party incurs in connection with that consent, without regard to whether such consent is provided. When assignable, this Agreement shall be binding upon, shall inure to the benefit of, and may be performed by, the successors and assignees of the Parties, except that no assignment, pledge or other transfer of this Agreement by either Party shall operate to release the assignor, pledgor, or transferor from any of its obligations under this Agreement unless the other Party (or its successors or assigns) consents in writing to the assignment, pledge or other transfer and expressly releases the assignor, pledgor, or transferor from its obligations thereunder.

14.2.           Assignor Remains Liable. Unless specifically agreed in writing, any assignment by a Party as contemplated by this Section 14 shall not be construed to relieve the assignor of any of its obligations under this Agreement, nor shall any such assignment be deemed to modify or otherwise affect any of the rights of the non-assigning Party hereunder.

14.3.           Change in Control over Seller. Buyer’s consent shall be required for any change in Control over Seller, which consent shall not be unreasonably withheld, conditioned or delayed and shall be provided if Buyer reasonably determines that such change in Control does not have a material adverse effect on Seller’s creditworthiness or Seller’s ability to perform its obligations under this Agreement.

14.4.           Permitted Assignment by Buyer. Buyer shall have the right to assign this Agreement without consent of Seller (a) in connection with (i) any merger or consolidation of Buyer with or into another Person; (ii) any exchange of all of the common stock or other equity interests of Buyer or Buyer’s parent for cash, securities or other property; or (iii) any acquisition, reorganization, or other similar corporate transaction involving all or substantially all of the common stock or other equity interests in, or assets of, Buyer; provided that (A) the proposed assignee agrees in writing to assume all of Buyer’s obligations under this Agreement and (B) the proposed assignee delivers to Seller a legal opinion as to due power and authority, due authorization, enforceability and regulatory approvals, or (b) to a Person whose credit rating as established by S&P or Moody’s is equal or better than BBB- from S&P or Baa3 from Moody’s after giving effect to the proposed assignment of this Agreement; provided that (i) the proposed assignee agrees in writing to assume all of Buyer’s obligations under this Agreement and (ii) the proposed assignee delivers to Seller a legal opinion as to due power and authority, due authorization, enforceability and regulatory approvals.

14.5.           Prohibited Assignments. Any purported assignment of this Agreement not in compliance with the provisions of this Article 14 shall be null and void.

15.	TITLE; RISK OF LOSS

Title to and risk of loss related to the Energy shall transfer from Seller to Buyer at the Delivery Point. Title and risk of loss related to the RECs shall transfer to Buyer when the same are credited to Buyer’s GIS account(s) or the GIS account(s) designated by Buyer to Seller in writing. Seller shall retain risk of loss with respect to the Capacity, consistent with Section 4.8. Seller warrants that it shall deliver to Buyer the Products free and clear of all liens, claims, charges or encumbrances therein or thereto by any Person.

16.	AUDIT

16.1.           Audit. Each Party shall have the right, upon reasonable advance notice, and at its sole expense (unless the other Party has defaulted under this Agreement, in which case the Defaulting Party shall bear the expense) and during normal working hours, to examine the records of the other Party to the extent reasonably necessary to verify the accuracy of any statement, charge or computation made pursuant to this Agreement. If requested, a Party shall provide to the other Party statements evidencing the quantities of Products delivered or provided hereunder. If any such examination reveals any inaccuracy in any statement, the necessary adjustments in such statement and the payments thereof shall be made promptly and shall bear interest at the Late Payment Rate from the date the overpayment or underpayment was made until paid.

16.2.           Consolidation of Financial Information. The Parties agree that generally accepted accounting principles and U.S. Securities and Exchange Commission rules may require Buyer to evaluate whether Buyer must consolidate Seller’s financial information on Buyer’s financial statements. Buyer shall require access to financial records and personnel to determine if consolidated financial reporting is required. If Buyer determines at any time that such consolidation is required, Buyer shall require the following from Seller within fifteen (15) days after the end of every calendar quarter for the Term of this Agreement:

(a)           complete financial statements and notes to financial statements for such quarter;

(b)           financial schedules underlying such financial statements; and

(c)           access to records and personnel to enable Buyer’s independent auditor to conduct financial audits (in accordance with generally accepted auditing standards) and internal control audits (in accordance with Section 404 of the Sarbanes-Oxley Act of 2002). Any information provided to Buyer under this Section 16.2 shall be treated as confidential except that such information may be disclosed for financial statement purposes.

17.	NOTICES

Any notice or communication given pursuant hereto shall be in writing and (1) delivered personally (personally delivered notices shall be deemed given upon written acknowledgment of receipt after delivery to the address specified or upon refusal of receipt); (2) mailed by registered or certified mail, postage prepaid (mailed notices shall be deemed given on the actual date of delivery, as set forth in the return receipt, or upon refusal of receipt); or (3) delivered by fax or electronic mail (notices sent by fax or electronic mail shall be deemed given upon confirmation of delivery); in each case addressed as follows or to such other addresses as may hereafter be designated by either Party to the other in writing:

If to Buyer:	☐

If to Seller:	☐

18.	WAIVER AND MODIFICATION

This Agreement may be amended and its provisions and the effects thereof waived only by a writing executed by the Parties, and no subsequent conduct of any Party or course of dealings between the Parties shall effect or be deemed to effect any such amendment or waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. The failure of either Party to enforce any provision of this Agreement shall not be construed as a waiver of or acquiescence in or to such provision. Buyer shall determine in its sole discretion whether any amendment or waiver of the provisions of this Agreement shall require approval of or filing with the PUC or another Governmental Entity, and if Buyer determines that such approval or filing is required for any amendment or waiver of the provisions of this Agreement, then such amendment or waiver shall not become effective unless and until such approval is obtained or such filing is made.

19.	INTERPRETATION

19.1.           Choice of Law. Interpretation and performance of this Agreement shall be in accordance with, and shall be controlled by, the laws of the State of Rhode Island (without regard to its principles of conflicts of law).

19.2.           Headings. Article and Section headings are for convenience only and shall not affect the interpretation of this Agreement. References to articles, sections and exhibits are, unless the context otherwise requires, references to articles, sections and exhibits of this Agreement. The words “hereof” and “hereunder” shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

19.3.           Forward Contract; Commodities Exchange Act. The Parties acknowledge and agree that this Agreement and the transactions contemplated hereunder are a “forward contract” within the meaning of the United States Bankruptcy Code. Each Party represents and warrants, solely as to itself, that it is (i) a “forward merchant” within the meaning of the United States Bankruptcy Code and (ii) an “eligible commercial entity” and an “eligible contract participant” within the meaning of the United States Commodities Exchange Act.

19.4.           Standard of Review. The Parties acknowledge and agree that the standard of review for any avoidance, breach, rejection, termination or other cessation of performance of or changes to any portion of this integrated, non-severable Agreement (as described in Section 22) over which FERC has jurisdiction, whether proposed by Seller, by Buyer, by a non-party of, by FERC acting sua sponte shall be the “public interest” standard of review set forth in United Gas Pipe Line Co. v. Mobile Gas Serv. Co., 350 U.S. 332 (1956) and Federal Power Corrun’n v. Sierra Pac. Power Co., 350 U.S. 348 (1956) and clarified by Morgan Stanley Capital Group, Inc. v. Public Util. Dist. No. 1 of Snohomish, 554 U.S. __ (2008), as may be modified by subsequent cases. Each Party agrees that if it seeks to amend any applicable power sales tariff during the Term, such amendment shall not in any way materially and adversely affect this Agreement without the prior written consent of the other Party. Each Party further agrees that it shall not assert, or defend itself, on the basis that any applicable tariff is inconsistent with this Agreement.

19.5.           Change in ISO-NE Rules and Practices. This Agreement is subject to the ISO-NE Rules and ISO-NE Practices. If, during the Term of this Agreement, any ISO-NE Rule or ISO-NE Practice is terminated, modified or amended or is otherwise no longer applicable, resulting in a material alteration of a material right or obligation of a Party hereunder, the Parties agree to negotiate in good faith in an attempt to amend or clarify this Agreement to embody the Parties’ original intent regarding their respective rights and obligations under this Agreement, provided that neither Party shall have any obligation to agree to any particular amendment or clarification of this Agreement. The intent of the Parties is that any such amendment or clarification reflect, as closely as possible, the intent, substance and effect of the ISO-NE Rule or ISO-NE Practice being replaced, modified, amended or made inapplicable as such ISO-NE Rule or ISO-NE Practice was in effect prior to such termination, modification, amendment, or inapplicability, provided that such amendment or clarification shall not in any event alter (i) the purchase and sale obligations of the Parties pursuant to this Agreement, or (ii) the Bundled Price. Notwithstanding the foregoing, in the event of a change in the ISO-NE Rules or ISO-NE Practices described in Section 4.1(d), the provisions of Section 4.1(d), and not of this Section 19.5, shall apply to such change.

19.6.           Joint Preparation. This Agreement shall be considered for all purposes as prepared through the joint efforts of the Parties and shall not be construed against one Party or the other as a result of the preparation, substitution, submission or other event of negotiation, drafting or execution hereof.

20.	COUNTERPARTS; FACSIMILE SIGNATURES

Any number of counterparts of this Agreement may be executed, and each shall have the same force and effect as an original. Facsimile signatures hereon or on any notice or other instrument delivered under this Agreement shall have the same force and effect as original signatures.

21.	NO DUTY TO THIRD PARTIES

Except as provided in any consent to assignment of this Agreement, nothing in this Agreement nor any action taken hereunder shall be construed to create any duty, liability or standard of care to any Person not a Party to this Agreement.

22.	SEVERABILITY

If any term or provision of this Agreement or the interpretation or application of any term or provision to any prior circumstance is held to be unenforceable, illegal or invalid by a court or agency of competent jurisdiction, the remainder of this Agreement and the interpretation or application of all other terms or provisions to Persons or circumstances other than those which are unenforceable, illegal or invalid shall not be affected thereby, and each term and provision shall be valid and be enforced to the fullest extent permitted by law.

23.	INDEPENDENT CONTRACTOR

Nothing in this Agreement shall be construed as creating any relationship between Buyer and Seller other than that of Seller as independent contractor for the sale of Products, and Buyer as principal and purchaser of the same. Neither Party shall be deemed to be the agent of the other Party for any purpose by reason of this Agreement, and no partnership or joint venture or fiduciary relationship between the Parties is intended to be created hereby.

24.	ENTIRE AGREEMENT

This Agreement shall constitute the entire agreement and understanding between the Parties hereto and shall supersede all prior agreements and communications.

[Signature page follows]

IN WITNESS WHEREOF, each of Buyer and Seller has caused this Agreement to be duly executed on its behalf as of the date first above written.

THE NARRAGANSETT ELECTRIC COMPANY, D/B/A NATIONAL GRID

/s/ The Narragansett Electric Company

ORBIT ENERGY RHODE ISLAND, LLC

/s/ Orbit Energy Rhode Island, LLC

EXHIBIT D

INSURANCE

1.       Prior to the commencement of construction of the Facility, through final expiration of the Term or longer where specified below, Seller shall provide and maintain, at its own expense, insurance policies, intended to be primary (with no right of contribution by any other coverage available to National Grid USA its direct and indirect parents, subsidiaries and affiliates (the “Insured Entities”)), covering all Operations, Work and Services to be performed by Seller under or in connection with this Agreement, issued by reputable insurance companies with an A.M. Best Rating of at least B+, which meet or exceed the requirements listed herein:

(a) Workers’ Compensation and Employers Liability Insurance as required by the State in which the Work activities under this Agreement will be performed. If applicable, coverage shall include the U.S. Longshoreman’s and Harbor Workers Compensation Act, and the Jones Act. The employer’s liability limit shall be $500,000 each per accident, per person disease, and disease by policy limit.

(b) Commercial General Liability (CGL) Insurance, covering all operations to be performed by or on behalf of Seller under or in connection with this Agreement, with minimum combined single limits for bodily injury and property damage of $1,000,000 per occurrence and $2,000,000 in the aggregate.

●	Coverage shall include: contractual liability (with this Agreement, and any associated verbal agreements, being included under the definition of “Insured Contract” thereunder), products/completed operations, and if applicable, explosion, collapse and underground (XC&U).

●	If the products-completed operations coverage is written on a claims-made basis, the retroactive date shall not precede the effective date of this Agreement and coverage shall be maintained continuously for the duration of this Agreement and for at least two years thereafter.

●	Additional Insured as required in Section 3 below,

●	The policy shall contain a separation of insureds condition.

●	In the event Seller is a governmental entity such as a town, county, municipality etc., and such entity’s liability to a third party is limited by law, regulation, code, ordinance, by-laws or statute (collectively the “Law”), this liability insurance shall contain an endorsement that waives such Law for insurance purposes only and strictly prohibits the insurance company from using such Law as a defense in either the adjustment of any claim, or in the defense of any suit directly asserted by an Insured Entity.

(c) Automobile Liability, covering all owned, non-owned and hired vehicles used in connection with all operations, work or services to be performed by or on behalf of Seller under or in connection with this Agreement with a minimum combined single limit of liability for bodily injury and property damage of $1,000,000 per accident. Additional Insured as required in Section 3 below.

(d) Umbrella Liability or Excess Liability coverage, with a minimum per occurrence limit of $4,000,000. This coverage shall run concurrent to the CGL required in Section 1(b) above, shall apply excess of the required automobile, CGL and employer’s liability coverage required in this Insurance Exhibit, and shall provide additional insured status as outlined in Section 3 below.

(e) Watercraft Liability, if used in connection with this Agreement, with the same minimum limits of liability as outlined in requirement 1(b) above, and naming the Insured Entities, including their officers and employees, as additional insured as outlined in Section 3. Seller represents that no watercraft will be used in connection with this Agreement.

(f) Aircraft Liability, if used in connection with this Agreement, with a limit of liability of not less than $10,000,000 combined single limit per occurrence, and naming the Insured Entities, including their officers and employees, as additional insured’s as required in Section 3 below. Such coverage shall not include a per-passenger or per seat coverage limit. Seller represents that no aircraft will be used in connection with this Agreement.

(g) Pollution Liability (PL): covering any sudden and accidental pollution liability which may arise out of, under, or in connection with the performance of this Agreement, by or on behalf of Seller, or that arise out of Seller’s use of any owned, non-owned or hired vehicles, with a combined single limit of liability for bodily injury and property damage of $1,000,000 per occurrence and in the aggregate.

This requirement may be satisfied by providing either this PL policy, which would include naming the Insured Entities, including their officers and employees, as additional insured’s as outlined in Section 3 below; OR by providing coverage for sudden and accidental pollution liability under the CGL and commercial automobile insurance policies required above - limited solely by the Insurance Services Organization (ISO) standard pollution exclusion, or its equivalent.

In the event Seller is unable to secure and/or maintain any or all of this sudden and accidental pollution liability coverage, Seller agrees to indemnify and hold the Insured Entities harmless against any and all liability resulting from any coverage deficiency that is out of compliance with this insurance requirement.

(h) Risk of Loss: Seller shall be responsible for all risk of loss to its equipment and materials, and any other equipment and materials owned by its employees or by other third parties that may be in their care, custody and control. If this coverage is excluded from the Commercial General Liability policy, then coverage will be acceptable under Seller’s property policy. In the event that any equipment or materials (Goods) are supplied by the Insured Entities, an Insured Entities’ representative will provide the insurable value of the Goods to Seller in writing, both cumulatively and on a maximum per item basis. Seller will provide replacement cost insurance for these Goods under a blanket builder’s risk policy, an equipment floater, or other equivalent coverage, while such Goods are under the care, custody and control of Seller. Such insurance shall cover all Goods outlined in the Agreement or as noted on subsequent contract amendments. The coverage limit shall apply on either a per location basis or a maximum per item basis, and shall name the Insured Entities as Additional Insureds with respect to their insurable interest as required in Section 3 below.

(i) Limits: Any combination of Commercial General Liability, Automobile Liability and Umbrella Liability policy limits can be used to satisfy the limit requirements in items 1 b, c & d above.

2.    Self-Insurance: Proof of qualification as a qualified self-insurer, if approved in advance in writing by an Insured Entities representative, will be acceptable in lieu of securing and maintaining one or more of the coverages required in this Exhibit D. Such acceptance shall become a part of this Exhibit D by reference herein.

For Workers’ Compensation, such evidence shall consist of a copy of a current self-insured certificate for the State in which the work will be performed.

In order for self insurance to be accepted, Seller’s unsecured debt must have a financial rating of at least investment grade. For purposes of this Exhibit D, “Investment Grade” means (i) if Seller has a credit rating from both S&P and Moody’s then, a credit rating from S&P equal to or better than “BBB-” and a credit rating from Moody’s equal to or better than “Baa3”; (ii) if Seller has a credit rating from only one of S&P and Moody’s, then a Credit Rating from S&P equal to or better than “BBB-” or a credit rating from Moody’s equal to or better than “Baa3; or (iii) if the Parties have mutually agreed in writing on an additional or alternative rating agency, then the equivalent credit rating assigned to an entity by such additional or alternative rating agency that is equal to or better than “BBB-” from S&P and/or “Baa3” from Moody’s.

3.     Additional Insured: The intent of the Additional Insured requirement under the CGL, Auto, PL, Umbrella/Excess, Aircraft and Watercraft policies is to include the Insured Entities, their directors, officers and employees, as Additional Insured’s for liabilities associated with, or arising out of, all operations, work or services to be performed by or on behalf of Seller, including ongoing and completed operations, under this Agreement. The following language should be used when referencing the additional insured status: National Grid USA, its subsidiaries and affiliates shall be named as additional insured.

To the extent Seller’s insurance coverage does not provide the full Additional Insured coverage as required herein, Seller agrees to indemnify and hold harmless the Insured Entities against any and all liability resulting from any deficiency in Seller’s insurance coverage that may be out of compliance with this insurance requirement.

4.     Waiver of Recovery: Seller and its insurance carrier(s) shall waive all rights of recovery against the Insured Entities and their directors, officers and employees, for any loss or damage covered under those policies referenced in this insurance provision, or for any required coverage that may be self-insured by Seller. To the extent Seller’s insurance carriers will not waive their right of subrogation against the Insured Entities, Seller agrees to indemnify the Insured Entities for any subrogation activities pursued against them by Seller’s insurance carriers. However, this waiver shall not extend to the gross negligence or willful misconduct of the Insured Entities or their employees, sub-contractors or agents.

5.    Contractors: In the event Seller uses Contractors in connection with this Agreement, it is expressly agreed that Seller shall have the sole responsibility to make certain that all Contractors are in compliance with these insurance requirements and remains in compliance throughout the course of this Agreement, and thereafter as required. Seller shall remain liable for the performance of the Contractor, and such sub-contract relationship shall not relieve Seller of its obligations under this agreement.

Unless agreed to in writing the by the Risk Management Department of National Grid USA Service Company, any deductible or self insured retentions maintained by any Contractor, which shall be for the account of the Contractor, and shall not exceed $1,000,000. If requested by National Grid, Seller shall provide National Grid with an insurance certificate from its Contractor evidencing this coverage.

In the event any Contractor is unable to maintain all of the same insurance coverage as required in this Exhibit D, Seller shall notify National Grid and the Parties shall reasonably agree to replacement insurance given the scope and nature of the works of Contractor. Until such insurance is in place, such Contractor shall not perform any work in connection with this Agreement.

6.     Insurance Certification: Upon execution of this Agreement, Seller shall promptly provide National Grid with (a) Certificate(s) of Insurance for all coverage’s required herein at the following address: National Grid Attn: Risk Management Bldg. A-4 300 Erie Boulevard West Syracuse, NY 13202 Such certificates, and any renewals or extensions thereof, shall outline the amount of deductibles or self-insured retentions which shall be for the account of Seller. Such deductibles or self-insured retentions shall not exceed $1,000,000 unless agreed to in writing by the Risk Management Department of National Grid USA Service Company, whose approval shall not be unreasonably withheld, delayed or conditioned.

Seller shall endeavor to provide National Grid with at least 30 days prior written (10 days for non-payment of premium) notice of any cancellation or diminution of the insurance coverage required in this Exhibit D.

7.     Insurance Obligation: If any insurance coverage is not secured, maintained or is cancelled and Seller fails to timely procure other insurance as specified, National Grid has the right, but not the obligation, to procure such insurance and to invoice Seller for said coverage.

8.     Incident Reports: Seller shall furnish the Risk Management Department of National Grid USA Service Company with copies of any non-privileged accident or incident report(s)(collectively, the “Documents”) sent to Seller’s insurance carriers covering accidents, incidents or events occurring as a result of the performance of all operations, work and services performed by or on behalf of Seller under or in connection with this Agreement, excluding any accidents or incidents occurring on Seller property. If any of the National Grid Companies are named in a lawsuit involving the operations and activities of Seller associated with this Agreement, Seller shall promptly provide copies of all insurance policies relevant to this accident or incident if requested by National Grid. However, in the event such Documents are deemed privileged and confidential (Attorney Client Privilege), Seller shall provide the relevant facts of the accident or incident in a format that does not violate such Attorney Client Privilege.

9.    Other Coverage: These requirements are in addition to any which may be required elsewhere in this Agreement. In addition, Seller shall comply with any governmental site specific insurance requirements even if not stated herein.

10.  Coverage Representation: Seller represents that it has the required policy limits available, and shall notify National Grid USA Service Company’s Risk Management Department in writing when the coverage’s required in this Exhibit D have been reduced as a result of claims payments, expenses, or both. However, this obligation does not apply to any claims that would be handled solely with in Seller’s deductible or self-insured retention.

11.  Responsibility: The complete or partial failure of Seller’s insurance carrier to fully protect and indemnify the Insured Entities per the terms of the Agreement, including without limitation, this exhibit, or the inadequacy of the insurance shall not in any way lessen or affect the obligations of Seller to the Insured Entities.

12.  Coverage Limitation: Nothing contained in this Exhibit D is to be construed as limiting the extent of Seller’s responsibility for payment of damages resulting from all operations, work and services to be performed by or on behalf of Seller under or in connection with this Agreement, or limiting, diminishing, or waiving Seller’s obligation to indemnify, defend, and save harmless the Insured Entities in accordance with this Agreement.

FIRST AMENDMENT TO
POWER PURCHASE AGREEMENT

This FIRST AMENDMENT TO POWER PURCHASE AGREEMENT (this “Amendment”) is entered into as of April 11, 2013, by and between The Narragansett Electric Company, d/b/a National Grid, a Rhode Island corporation (“Buyer”), and Orbit Energy Rhode Island, LLC, a Rhode Island limited liability company (“Seller”). Buyer and Seller are individually referred to herein as a “Party” and are collectively referred to herein as the “Parties”).

WHEREAS, Buyer and Seller are parties to that certain Power Purchase Agreement dated as of May 26, 2011 (the “Agreement”) pursuant to which Seller has agreed to sell and deliver, and Buyer has agreed to purchase and receive, the Products generated by or associated with the Facility during the Services Term (in each case as defined in the Agreement); and

WHEREAS, Seller has chosen to locate its Facility at an address other than as set forth in the Agreement;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.       In the introductory paragraph of the Agreement, the phrase “(this “Agreement”)” is deleted in its entirety and replaced with “(as amended from time to time in accordance with the terms hereof, this “Agreement”).

2.       The text of Exhibit A to the Agreement is deleted in its entirety and replaced with the following:

Facility: The Orbit Energy Rhode Island, LLC facility is located on Lot 28 and Lot 38 on the Town of Johnston, Rhode Island Tax Assessor’s Plat 33. The facility consists of two Caterpillar G3520C generator sets (Generator #1 and Generator #2). Each generator set is rated at 1.6 MW for a combined 3.2 MW of electric generation capacity. Orbit Energy will generate renewable power using biogas generated from on-site anaerobic digestion of food scraps and other organic waste.

3.       The usage in this Amendment of terms which are defined in the Agreement is in accordance with the usage thereof in the Agreement.

4.       Except as specifically amended hereby, all terms and provisions contained in the Agreement shall remain unchanged and in full force and effect, and each of the Parties ratifies and confirms all such terms and provisions. In the event of a conflict between the provisions of this Amendment and the Agreement, the provisions of this Amendment shall govern.

5.       Two or more counterparts of this Amendment may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. Facsimile signatures hereon shall be deemed to have the same effect as original signatures.

6.       Interpretation and performance of this Amendment shall be in accordance with, and shall be controlled by, the laws of the State of Rhode Island (without regard to its principles of conflicts of law).

[Signature Page Follows]

IN WITNESS WHEREOF, each of Buyer and Seller has caused this Amendment to be duly executed on its behalf as of the date first above written.

THE NARRAGANSETT ELECTRIC COMPANY, D/B/A NATIONAL GRID

/s/ The Narragansett Electric Company

ORBIT ENERGY RHODE ISLAND, LLC

/s/ Orbit Energy Rhode Island, LLC

SECOND AMENDMENT TO POWER PURCHASE
AGREEMENT AND ACKNOWLEDGEMENT

This SECOND AMENDMENT TO POWER PURCHASE AGREEMENT AND ACKNOWLEDGEMENT (this “Amendment”) is entered into as of December 9, 2013, by and between The Narragansett Electric Company, d/b/a National Grid, a Rhode Island corporation (“Buyer”), and Orbit Energy Rhode Island, LLC, a Rhode Island limited liability company (“Seller”). Buyer and Seller are individually referred to herein as a “Party” and are collectively referred to herein as the “Parties”).

WHEREAS, Buyer and Seller are parties to that certain Power Purchase Agreement dated as of May 26, 2011, as amended by the First Amendment to Power Purchase Agreement dated as of April 11, 2013 (the “Agreement”) and approved by the Rhode Island Public Utilities Commission (the “PUC”) on August 18, 2011 in Docket No. 4265, pursuant to which Seller has agreed to sell and deliver, and Buyer has agreed to purchase and receive, the Products generated by or associated with the Facility during the Services Term (in each case as defined in the Agreement); and

WHEREAS, in a letter dated October 12, 2011, a copy of which is Attachment 1 hereto, Buyer agreed to extend the deadline for Seller to provide the second half of the Development Period Security under Section 6.2(a) of the Agreement until fifteen days after the closing of the Financing described in Section 3.1(a)(iii) of the Agreement, and the Parties wish to reflect that extension in this Amendment; and

WHEREAS, Seller has exercised its rights to extensions of the dates for the Critical Milestone under Section 3.1(c) of the Agreement; and

WHEREAS, Seller has chosen to locate its Facility at an address other than as set forth in the Agreement;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.             The text of clauses (i) through (vi) of Section 3.1(a) of the Agreement is deleted in its entirety and replaced with the following:

(i)	receipt of all Permits necessary to construct the Facility, as set forth in Exhibit B, in final form, by August 1, 2014;

(ii)	acquisition of all required real property and other site control rights necessary for construction and operation of the Facility, interconnection of the Facility to the Interconnecting Utility, construction of the Network Upgrades (to the extent it is Seller’s responsibility to do so) and performance of Seller’s obligations under this Agreement as set forth on Exhibit B, by February 1, 2014;

(iii)	closing of Financing required in order for Seller to proceed with the construction of the Facility, including, as applicable, Seller’s financial obligations with respect to interconnection of the Facility to the Interconnecting Utility and construction of the Network Upgrades, by May 1, 2014;

(iv)	issuance of a full notice to proceed by Seller to its general construction contractor and commencement of construction of the Facility by May 1, 2014;

(v)	execution of agreements by Seller and one or more providers of organic feedstock for the Facility that collectively are adequate to satisfy all of the Facility’s feedstock requirements for the first two years after the Commercial Operation Date by May 1, 2014; and

(vi)	achievement of the Commercial Operation Date by September 1, 2015.

2.             In Section 5.1(b) of the Agreement, the reference to “January 1, 2014” is changed to “January 1, 2016.”

3.             The second sentence of Section 6.2(a) of the Agreement is deleted in its entirety and replaced with the following:

One-half of the Development Period Security shall be provided to Buyer within fifteen (15) days after the Agreement Date, and the remaining one-half of the Development Period Security shall be provided to Buyer within fifteen (15) days after the closing of Financing required in order for Seller to proceed with the construction of the Facility, as described in Section 3.1(a)(iii).

4.             The text of Exhibit A to the Agreement is deleted in its entirety and replaced with the following:

Facility: The Orbit Energy Rhode Island, LLC facility is located on Lot 2 on the Town of Johnston, Rhode Island Tax Assessor’s Plat 43. The facility consists of two Caterpillar G3520C generator sets (Generator #1 and Generator #2), or the equivalent. Each generator set is rated at 1.6 MW for a combined 3.2 MW of electric generation capacity. Orbit Energy will generate renewable power using biogas generated from on-site anaerobic digestion of food scraps and other organic waste.

5.             The Parties acknowledge and agree that: (i) the revisions to Section 3.1(a) of the Agreement that are set forth in Section 1 of this Amendment reflect the exercise by Seller of all of its rights under Section 3.1(c) of the Agreement to extend the dates for the Critical Milestones under the Agreement and that no further extensions of those Critical Milestones may be made by Seller under Section 3.1(c) of the Agreement; (ii) as a result of the revision to Section 5.1(a) of the Agreement that is set forth in Section 2 of this Amendment, no certification in the form of Exhibit F to the Agreement is required in connection with that extension of the Critical Milestones; and (iii) as of the date of this Amendment, Seller has not provided any of the second half of the Development Period Security required under Section 6.2(a) of the Agreement.

6.             This Amendment is conditioned upon and shall not become effective unless and until either (a) the PUC confirms, in a manner that is acceptable in form and substance to Buyer in its sole discretion, that PUC approval is not required in order for the effectiveness of this Amendment or (b) the PUC approves this Amendment without material modification or conditions, which approval shall be final and not subject to appeal or rehearing and shall be acceptable to Buyer in its sole discretion. If so requested by Seller, Buyer shall notify Seller in writing within five (5) Business Days after the effectiveness of this Amendment.

7.             The usage in this Amendment of terms which are defined in the Agreement is in accordance with the usage thereof in the Agreement.

8.             Except as specifically amended hereby, all terms and provisions contained in the Agreement shall remain unchanged and in full force and effect, and each of the Parties ratifies and confirms all such terms and provisions. In the event of a conflict between the provisions of this Amendment and the Agreement, the provisions of this Amendment shall govern.

9.             Two or more counterparts of this Amendment may be signed by the Parties, each of which shall be an original but all of which together shall constitute one and the same instrument. Facsimile signatures hereon shall be deemed to have the same effect as original signatures.

10.           Interpretation and performance of this Amendment shall be in accordance with, and shall be controlled by, the laws of the State of Rhode Island (without regard to its principles of conflicts of law).

[Signature Page Follows]

IN WITNESS WHEREOF, each of Buyer and Seller has caused this Amendment to be duly executed on its behalf as of the date first above written.

THE NARRAGANSETT ELECTRIC COMPANY, D/B/A NATIONAL GRID

/s/ The Narragansett Electric Company

ORBIT ENERGY RHODE ISLAND, LLC

/s/ Orbit Energy Rhode Island, LLC

THIRD AMENDMENT TO POWER PURCHASE AGREEMENT

This THIRD AMENDMENT TO POWER PURCHASE AGREEMENT (this “Amendment”) is entered into as of January 9, 2015, by and between The Narragansett Electric Company, d/b/a National Grid, a Rhode Island corporation (“Buyer”), and Orbit Energy Rhode Island, LLC, a Rhode Island limited liability company (“Seller”). Buyer and Seller are individually referred to herein as a “Party” and are collectively referred to herein as the “Parties”).

WHEREAS, Buyer and Seller are parties to that certain Power Purchase Agreement dated as of May 26, 2011 and approved by the Rhode Island Public Utilities Commission (“PUC”) on August 18, 2011 in Docket No. 4265, as amended by the First Amendment to Power Purchase Agreement dated as of April 11, 2013 and the Second Amendment to Power Purchase Agreement and Acknowledgement dated as of December 9, 2013, as approved by the PUC on April 11, 2014 in Docket No. 4265 (the “Agreement”), pursuant to which Seller has agreed to sell and deliver, and Buyer has agreed to purchase and receive, the Products generated by or associated with the Facility during the Services Term (in each case as defined in the Agreement); and

WHEREAS, Seller has exercised all of its rights to extensions of the dates for the Critical Milestones under Section 3.1(c) of the Agreement; and

WHEREAS, Seller has requested a further extension of the deadlines to acquire all of the Permits necessary to construct its Facility and to achieve the Commercial Operation Date under Section 3.1(a) of the Agreement;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.             The text of clause (i) of Section 3.1(a) of the Agreement is deleted in its entirety and replaced with the following:

(i)	receipt of all Permits necessary to construct the Facility, as set forth in Exhibit B, in final form, by May 30, 2015;

2.             The text of clause (vi) of Section 3.1(a) of the Agreement is deleted in its entirety and replaced with the following:

(vi)	achievement of the Commercial Operation Date by December 31, 2015.

3.             In consideration for Buyer’s agreement to extend the Critical Milestone deadlines as set forth in paragraphs 1 and 2 of this Amendment, Seller shall post with Buyer additional Development Period Security of $22,500 (the “First Additional Collateral”). In addition, Seller may elect to extend either or both of the Critical Milestone deadlines in paragraphs 1 and 2 by up to an additional six-month period by posting additional Development Period Security of $22,500 (the “Second Additional Collateral” and, together with the First Additional Collateral, the “Additional Collateral”). The Additional Collateral will be added to the required amount of Development Period Security for all purposes of the Agreement. The Additional Collateral shall be deemed to be, and shall comply and with the requirements of, Development Period Security, Credit Support and Posted Collateral for all purposes of the Agreement.

4.            This Amendment is conditioned upon and shall not become effective unless and until (i) Buyer has received the First Additional Collateral and (ii) either (a) the PUC confirms, in a manner that is acceptable in form and substance to Buyer in its sole discretion, that PUC approval is not required in order for the effectiveness of this Amendment or (b) the PUC approves this Amendment without material modification or conditions, which approval shall be final and not subject to appeal or rehearing and shall be acceptable to Buyer in its sole discretion.

5.             The usage in this Amendment of terms which are defined in the Agreement is in accordance with the usage thereof in the Agreement.

6.             Except as specifically amended hereby, all terms and provisions contained in the Agreement shall remain unchanged and in full force and effect, and each of the Parties ratifies and confirms all such terms and provisions. In the event of a conflict between the provisions of this Amendment and the Agreement, the provisions of this Amendment shall govern.

7.             Two or more counterparts of this Amendment may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. Facsimile signatures hereon shall be deemed to have the same effect as original signatures.

8.             Interpretation and performance of this Amendment shall be in accordance with, and shall be controlled by, the laws of the State of Rhode Island (without regard to its principles of conflicts of law).

[Signature Page Follows]

IN WITNESS WHEREOF, each of Buyer and Seller has caused this Amendment to be duly executed on its behalf as of the date first above written.

THE NARRAGANSETT ELECTRIC COMPANY, D/B/A NATIONAL GRID

/s/ The Narragansett Electric Company

ORBIT ENERGY RHODE ISLAND, LLC

/s/ Orbit Energy Rhode Island, LLC

FOURTH AMENDMENT TO POWER PURCHASE AGREEMENT

This FOURTH AMENDMENT TO POWER PURCHASE AGREEMENT (this “Amendment”) is entered into as of May 27, 2016, by and between The Narragansett Electric Company, d/b/a National Grid, a Rhode Island corporation (“Buyer”), and Orbit Energy Rhode Island, LLC, a Rhode Island limited liability company (“Seller”). Buyer and Seller are individually referred to herein as a “Party” and are collectively referred to herein as the “Parties”).

WHEREAS, Buyer and Seller are parties to that certain Power Purchase Agreement dated as of May 26, 2011 and approved by the Rhode Island Public Utilities Commission (“PUC”) on August 18, 2011 in Docket No. 4265, as amended by the First Amendment to Power Purchase Agreement dated as of April 11, 2013, by the Second Amendment to Power Purchase Agreement and Acknowledgement dated as of December 9, 2013, as approved by the PUC on April 11, 2014 in Docket No. 4265, and as amended by the Third Amendment to Power Purchase Agreement dated as of January 9, 2015, as approved by the PUC on March 31, 2015 in Docket No. 4265 (the “Agreement”), pursuant to which Seller has agreed to sell and deliver, and Buyer has agreed to purchase and receive, the Products generated by or associated with the Facility during the Services Term (in each case as defined in the Agreement); and

WHEREAS, Seller has exercised all of its rights to extensions of the dates for the Critical Milestones under Section 3.1(c) of the Agreement and under the Third Amendment to Power Purchase Agreement; and

WHEREAS, Seller has requested a further extension of the deadline to achieve the Commercial Operation Date under Section 3.1(a) of the Agreement;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.             The text of clause (vi) of Section 3.1(a) of the Agreement is deleted in its entirety and replaced with the following:

(vi)         achievement of the Commercial Operation Date by June 30, 2017.

2.             The following is added at the end of Section 3.2(a) of the Agreement:

Notwithstanding the provisions of Section 12, Buyer may, in its sole discretion, file any progress reports and other material provided to it under this Section 3.2(a) with the PUC and/or the Rhode Island Division of Public Utilities and Carriers.

3.             Section 7.2(n) is added to the Agreement immediately following Section 7.2(m) of the Agreement, reading as follows:

(n)       From and after May 27, 2016 until the Commercial Operation Date, Buyer has all of the Permits needed for the construction of the Facility, all of which are in full force and effect.

4.             In consideration for Buyer’s agreement to extend the Critical Milestone deadlines as set forth in paragraph I of this Amendment, Seller shall post with Buyer additional Development Period Security of $45,000 (the “Additional Collateral”). The Additional Collateral will be added to the required amount of Development Period Security for all purposes of the Agreement. The Additional Collateral shall be deemed to be, and shall comply and with the requirements of, Development Period Security, Credit Support and Posted Collateral for all purposes of the Agreement.

5.             This Amendment is conditioned upon and shall not become effective unless and until (i) Buyer has received the Additional Collateral and (ii) either (a) the PUC confirms, in a manner that is acceptable in form and substance to Buyer in its sole discretion, that PUC approval is not required in order for the effectiveness of this Amendment or (b) the PUC approves this Amendment without material modification or conditions, which approval shall be final and not subject to appeal or rehearing and shall be acceptable to Buyer in its sole discretion.

6.             The usage in this Amendment of terms which are defined in the Agreement is in accordance with the usage thereof in the Agreement.

7.             Except as specifically amended hereby, all terms and provisions contained in the Agreement shall remain unchanged and in full force and effect, and each of the Parties ratifies and confirms all such terms and provisions. In the event of a conflict between the provisions of this Amendment and the Agreement, the provisions of this Amendment shall govern.

8.             Two or more counterparts of this Amendment may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. Facsimile signatures hereon shall be deemed to have the same effect as original signatures.

9.             Interpretation and performance of this Amendment shall be in accordance with, and shall be controlled by, the laws of the State of Rhode Island (without regard to its principles of conflicts of law).

[Signature Page Follows]

IN WITNESS WHEREOF, each of Buyer and Seller has caused this Amendment to be duly executed on its behalf as of the date first above written.

THE NARRAGANSETT ELECTRIC COMPANY, D/B/A NATIONAL GRID

/s/ The Narragansett Electric Company

ORBIT ENERGY RHODE ISLAND, LLC

/s/ Orbit Energy Rhode Island, LLC